Filed Pursuant to Rule 424(a)
Registration Number: 333-146675

Offering Circular
Dated and Effective March 05, 2009
2,900,000 Shares of Common Stock

SIERRA VENTURES, INC.

RESCISSION OFFER

Sierra Ventures, Inc. is a start-up, exploration stage corporation engaged in the search for gold. Our administrative office is located at 1685 H Street, No. 155, Blaine, WA 98230 and our telephone number is (888) 755-9766. We may also be contacted by e-mail at “sierraventures@gmail.com”.

On October 11, 2007 a registration statement relating to our initial public offering of common stock was filed with the Securities and Exchange Commission. 2,900,000 shares of common stock were sold to the public for $0.05 per share (consisting of 2,000,000 sold by us and 900,000 shares sold by the selling stockholders identified in the registration statement) prior to the declaration of an effective date of the registration statement.

Our common stock is not quoted or traded on any public trading system.

The Rescission Offer

We are offering to repurchase 2,900,000 shares of our common stock (consisting of 2,000,000 shares of common stock sold by us and 900,000 shares of common stock sold by selling shareholders) from the persons who purchased those shares prior to the declaration of an effective date of our registration statement dated October 11, 2007.

The repurchase price for the shares of our common stock subject to the rescission offer is $0.05 per share which is equal to the price paid by the persons who purchased these shares. If you accept our rescission offer and surrender your shares you will receive the purchase price noted above plus interest calculated from the date you purchased the shares.

Federal law does not provide a specific interest rate to be used in the calculation of the consideration to be received in connection with the repurchases of securities by an issuer in a rescission offer. We intend to use a rate of interest for the repurchase of shares equal to five percent (5%).

The rescission offer will expire on April 06, 2009 .

See “Risk Factors” beginning on page 10 to read about certain factors you should consider before accepting or rejecting the rescission offer.

Neither the Securities and Exchange Commission (the “SEC” or “Commission”) nor any state securities commission has approved or disapproved of these securities or determined whether this rescission offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL NOTES REGARDING THE RESCISSION OFFER

The rescission offer is not an unanticipated development. Rather, our intent to make this rescission offer was disclosed in our amended S-1 registration statement first filed on August 29, 2008 and in our 10Q quarterly report filed on October 14, 2008.

The shares were sold prior to Sierra requesting and receiving an effective date for its registration statement under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. We have previously disclosed in our amended registration statements and our periodic reports to the SEC that all of the subscribers have been informed of this situation. As a result, we are prepared to refund part or all associated monies and will cancel part or all associated common shares that are rescinded.

Selling shares prior to the establishment of an effective date can result in potential violations of federal and state securities laws. Rescission offers for such potential violations are commonly made by companies in these situations.

The rescission offer process is proceeding as disclosed above and in our public filings and as we expect. We intend to commence the rescission offer on March 05, 2009 . The filing of the registration statement is a normal part of the rescission offer process.

When the rescission offer expires, any person who did not accept the rescission offer will have freely tradable stock.

The rescission offer is merely an offer to repurchase shares. No shareholder is required to accept our rescission offer.

RESCISSION OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS OFFERING CIRCULAR. WE ARE OFFERING TO REPURCHASE SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS OFFERING CIRCULAR IS COMPLETE AND ACCURATE ONLY AS OF THE DATE OF THE FRONT COVER REGARDLESS OF THE TIME OF DELIVERY OF THIS OFFERING CIRCULAR OR OF ANY SALE OF SHARES. EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, IN THIS OFFERING CIRCULAR, THE “COMPANY,” “SIERRA,” “WE,” “US” AND “OUR” REFER TO SIERRA VENTURES, INC., A WYOMING CORPORATION.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

You should read the following questions and answers, together with the more detailed information regarding the rescission offer and the risk factors set forth elsewhere in this offering circular, before deciding whether to accept or reject the rescission offer.

General

Q:	Why are we making the rescission offer?

A:

Certain shares were issued by us during May, 2008 and certain other shares were resold by selling shareholders between December 27, 2007 and May 31, 2008 prior to our obtaining an effective date for our registration statement dated October 11, 2007. As a result, these stock issuances and resales may have violated the Securities Act of 1933. The rescission offer is intended to address federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to us. In addition, we are conducting this rescission offering in order to be able to reduce our contingent liabilities.

Q:	Which shares of common stock are included in the rescission offer?

A:	We are offering, upon the terms and conditions described in this offering circular, to rescind:

The sale of 2,000,000 shares of common stock sold by us and the sale of 900,000 shares of common stock sold by the selling shareholders

The 2,000,000 shares of our common stock subject to the rescission offer are held by 30 persons and the 900,000 shares sold by our selling shareholders are held by 4 persons. The shares were originally sold by us or resold by the selling shareholders prior to Sierra requesting and obtaining an effective date for its registration statement.

Q:	When does the rescission offer expire?

A:	Our rescission offer will expire on April 06, 2009.

Q:	What will I receive if I accept the rescission offer?

A:

If you accept our rescission offer with respect to the common stock you purchased, we will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid, plus interest at the indicated rate of five percent (5%) per year, from the date of purchase through the date the rescission offer expires. For purposes of the rescission offer, we are applying a rate of 5% to calculate the consideration to be received by purchasers who may be entitled to rescission rights.

Q:	Can you give me an example of what I will receive if I accept the rescission offer?

A:

We will repurchase outstanding shares of common stock subject to the rescission offer at the price per share you paid, plus interest at the stated rate per year, from the date of purchase through the date that the rescission offer expires. If you purchased 10,000 shares in March, 2008 which are subject to the rescission offer at a per share price of $0.05 and you accept our rescission offer, you would receive:

The original purchase price = 20,000 X 0.05 = $1,000.00

Plus simple interest at 5% per year = $45.83 (March to the end of January being 11 months or 11/12ths of the annual rate of $50 per year per $1,000 at a rate of 5% per year)

For a total payment to you of $1,045.83.

In this case, if you accept the rescission offer and sell your shares back to Sierra, you will not have any right, title or interest to the shares of common stock you will be surrendering upon the closing of the rescission offer, and you will only be entitled to receive the proceeds from our repurchase of the common stock.

Q:	Have any officers, directors or 5% stockholders advised Sierra whether they will participate in the rescission offer?

A:	None of our officers, directors or 5% shareholders are eligible to participate in this offer.

Q:	If I do not accept the offer now, can I sell my shares?

A:

If you do not accept the rescission offer, you can sell the shares of common stock that were subject to the rescission offer without limitation as to the number or manner of sale; provided, however, that you will remain subject to any Sierra’s Insider Trading Policy requirements if you are an insider or affiliate and any other transfer restrictions entered into with respect to your shares.

Q:	What do I need to do now to accept or reject the rescission offer?

A:

To accept or reject the rescission offer, you must complete and sign the accompanying election form and return it in the enclosed return envelope to Sierra Ventures, Inc., to the attention of Ian Jackson, President, 1685 H Street, Number 155, Blaine, Washington, 98230, as soon as practical but in no event later than April 06, 2009. If you are accepting the rescission offer, please also include in your return envelope the following:

With respect to any shares of common stock that you want us to repurchase, (i) a completed and signed election form (see Appendix A) and (ii) a stock power representing the shares you are surrendering for repurchase (see Appendix B).

Q:	Can I accept the rescission offer in part?

A:	If you accept the rescission offer, then you must accept the rescission offer with respect to all of the shares of common stock acquired.

Q:	What happens if I do not return my rescission offer election form?

A:

If you do not return a properly completed election form before the expiration date of our rescission offer such inaction on your part may not extinguish any rights you may have under the rescission offer as your right of rescission may survive the expiration of the rescission offer. Further, section 14 of the Securities Act does not permit a waiver of a right to sue.

Q:	What remedies or rights do I have now that I will not have after the rescission offer?

A:

Under federal law a person’s right of rescission created under the Securities Act of 1933, as amended (the “Securities Act”) may survive the rescission offer. Generally, the federal statute of limitations for non- compliance with the requirement to register securities under the Securities Act is one year from the date of the violation upon which the action to enforce liability is based. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year from the date of the violation upon which the action to enforce liability is based.

Q:	How will the rescission offer be funded?

A:

The rescission offer will be funded from our existing cash balances and from funds to be made available if necessary by an officer and director . If all persons eligible to participate in the rescission offer accept our offer to the full extent, our results of operations, cash balances or financial condition will be affected materially.

Our President, Ian Jackson, has entered into an escrow agreement with Sierra and Harcourt Chan, lawyers, of Shanghai, China to fund the offering. A copy of the agreement is attached to this registration statement as Exhibit 99.5 “Escrow Agreement”. Under the terms of the escrow agreement, Mr. Jackson has placed in trust the sum of $160,000 to fund the rescission of up to two million nine hundred thousand (2,900,000) common shares of Sierra’s common stock at a price of $0.05 per share plus applicable interest to any Shareholder electing to accept the rescission offer.

The Form of Notice of Election will allow each Shareholder desiring to accept the rescission offer to deliver the Form of Notice of Election and Stock Power Document to “Harcourt Chan, in trust for Ian Jackson and Sierra Ventures, Inc.” and Harcourt Chan will pay the rescinding shareholder a price of $0.05 per common share plus interest at the rate of five percent (5%) from the date of subscription to the closing date for the shares rescinded; such monies to be paid from the escrow account and reported to Jackson and Sierra at the closing. At that time, the escrow agent will inform Sierra of the shareholders who have accepted the rescission offering who have indicating the number of shares that have been surrendered for rescission. The escrow agent will then release the rescinded funds directly to the rescinding shareholders in cash or bank draft form.

Upon closing, any funds paid to rescinding shareholders who purchased shares from the Company under the SB-2 will be converted to a shareholder’s loan from Mr. Jackson to Sierra to a maximum of $100,000 plus applicable interest to be determined at closing. Any funds paid to the purchasers of shares from the selling shareholders will be converted to a loan between the selling shareholder and Mr. Jackson

Q:	Can I change my mind after I have mailed my signed election form?

A:

Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new election form. Any new election forms must be received by us prior to the expiration date in order to be valid. We will not accept any election forms after the expiration date.

Q:	Who can help answer my questions?

A:	You can call Ian Jackson, President of Sierra, at (888) 755-9766 with questions about the rescission offer.

Q:	Where can I get more information about Sierra?

A:	You can obtain more information about Sierra from the filings we make from time to time with the Securities and Exchange Commission. These filings are available on the SEC’s website at www.sec.gov.

SUMMARY OF RESCISSION OFFERING

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER IN DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, ELSEWHERE IN THIS OFFERING CIRCULAR. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS DISCUSSED IN “RISK FACTORS BEGINNING ON PAGE 10.”

Overview of Our Business

We are a start-up, exploration stage corporation engaged in the search for gold. Our sole asset is an option agreement to acquire, through a two-phase exploration program, a 25% interest in a gold exploration property in north-western Jiangxi Province, China consisting of a mining claim block covering 3.73 sq. km or 921 acres. We have no property other than an option to acquire an interest in the property.

Corporate Information

We were incorporated in the State of Wyoming on October 19, 2006 and established a fiscal year end of May 31. Our administrative office is located at 1685 H Street, No. 155, Blaine, WA 98230 and our telephone number is (888) 755-9766. We may also be reached by e-mail at “sierraventures@gmail.com”. Our registered statutory office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001.

The Rescission Offer

Total common stock subject to rescission offer	2,900,000 Shares (2,000,000 shares issued by Sierra and 900,000 shares sold by the selling shareholders)
Total common stock outstanding	6,900,000 shares net of 2,000,000 shares subject to rescission
Use of proceeds	We will not receive any proceeds from the rescission offer
Stock quotation symbol	None

The number of shares of common stock is based on the number of shares outstanding at February 27, 2009 .

Recent Developments

Our unaudited financial results for the end of the second quarter and six months on November 30, 2008 follow. Our revenue was nil (the same amount for the quarter and six months ended on November 30, 2007) and our costs of operations for the quarter were $5,873 which was an 8% decrease over the comparative period last year ($6,388). For the six month periods the comparative figures were $19,802 for November 30, 2008 versus $9,746 for November 30, 2007. Our loss per common share was $0.00 for the quarter under review as compared to $0.00 for November 30, 2007 and similar values for the six month periods. The rise in expenditures for the six month period ended November 30, 2008 was largely due to the costs associated with the filing of an amended S-1 registration statement and with contacting persons to whom we had sold shares – the subject of this rescission offering. Net assets at November 30, 2008 were $35,851 and liabilities were $102,300 providing for a working capital deficit of $66,719.

Summary Financial Information

As of November 30, 2008 , the date of the most recent unaudited financial statements, Sierra had raised $115,000 through the sale of common stock and expended $81,928. To the date of this offering circular we have not yet generated or realized any revenues from our business activities. Of the $115,000 raised to date, Sierra retains a contingent liability of up to $100,000 associated with this rescission offering.

Summary Balance Sheet

Balance Sheet	As of November 30, 2008
Total Assets	$35,581
Total Liabilities	$2,300
Common stock subject to rescission	$100,000
Shareholder’s Equity (Deficit)	$(66,719)

Operating Data	Six Months Ending November 30, 2008
Revenue	$0
Total Expenses	$19,802
Net Profit (Loss)	$(19,802)
Net Profit (Loss) Per Share	($0.00)

Operating Data	October 19, 2006 (inception) through November 30, 2008
Revenue	$0
Total Expenses	$81,928
Net Profit (Loss)	$81,928
Net Profit (Loss) Per Share	($0.01)

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this offering circular, before making a decision to accept or reject our rescission offer. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. You should consider carefully the risks described below, which we believe represent all the material and reasonably foreseeable risks related to the offering, together with the other information contained in this offering circular, before making a decision to accept or decline the rescission offer. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event you could lose all or part of your investment. This offering circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Related to the Rescission Offer

1. We may continue to have potential liability even after this rescission offer is concluded.

Sales of shares we completed in May, 2008 and resales made by the selling shareholders between December, 2007 and May, 2008 may not have been exempt from the registration requirements under the securities laws of the United States. In order to address this issue, we are making the rescission offer to all purchasers of any share sold by Sierra and the selling shareholders subject to rescission. However, the Securities Act does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of our rescission offer reject the offer, expressly or implied, we may remain liable under the Securities Act for the purchase price of the shares that are subject to the rescission offer. If the rescission offering is fully accepted Sierra will be liable for the payment of up to $105,000 including applicable interest .

2. Your federal right of rescission may not survive if you affirmatively reject.

If you affirmatively reject, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. Under federal law an investor may still bring suit regardless of whether the rescission offer is accepted and a person’s right of rescission created under the Securities Act may survive the rescission offer.

If you do not return a properly completed election form before the expiration date of our rescission offer such inaction on your part may not extinguish any rights you may have under the rescission offer. Your right of rescission may survive the rescission offer. Further, section 14 of the Securities Act does not permit a waiver of a right to sue

3. We cannot predict whether the amounts you would receive in the rescission offer would be greater than the fair market value of our securities.

The amount you would receive in the rescission offer is fixed and is not tied to any implied market value of our common stock at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

4. If you do not accept the rescission offer, your shares, although freely tradeable, may still remain subject to limitation on resales.

If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer, your shares will be registered under the Securities Act and will be fully tradeable, subject to any applicable limitations set forth in Rule 144 or Rule 145 under the Securities Act; provided, however, that you will also remain subject to any applicable terms and conditions of any agreement under which your shares were issued or otherwise relating to your shares. In addition, you will remain subject to any transfer restrictions entered into with respect to your shares.

5. Shareholders who do not accept the rescission offer may exercise their legal rights under Section 12 of the Securities Act throughout the remaining statutory period ever after the end of the rescission offer.

If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer you may still exercise any legal rights you may have under Section 12 of the Securities Act. Our rescission offering will end on April 06, 2009 which is a date arbitrarily set at thirty days after an effective date for this registration statement is determined. Further, under the Securities Act, a statutory period of up to six month applies from the effective date of the registration statement. This means that even though our rescission statement will arbitrarily close thirty days after an effective date, shareholders who do not accept the rescission offer may exercise their legal rights under Section 12 for at least a further five months. Finally, the Securities Act does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of our rescission offer reject the offer, expressly or implied, we may remain liable under the Securities Act for the purchase price of the shares that are subject to the rescission offer into the future.

6. Our senior officer has established a trust account in the sum of $160,000 to fund the rescission offering with a legal firm, Harcourt Chan, of Shanghai, China. As further outlined on page 7 under the heading “Risks of Doing Business in China” risk number 2, Legal considerations of doing business in China, notes that theChinese legal system is vastly different from the justice system of the United States and Sierra and its shareholders may face legal obstacles regarding the enforceability of civil liabilities against the escrow agent.

The Chinese legal system is significantly different from the U.S. justice system. Most of the material agreements to which we or our affiliates are party or will be party in the future with respect to doing business in China are governed by Chinese law. The Chinese legal system embodies uncertainties that could limit the legal protection available to Sierra and its shareholders. The outcome of any litigation may be more uncertain than usual because: (i) the experience of the Chinese judiciary is relatively limited, and (ii) the interpretation of China’s laws may be subject to policy changes reflecting domestic political changes. Effecting service of due process within the U.S. and enforcing judgements in China that have been obtained in U.S. courts based on the civil liabilities of U.S. federal securities laws may be difficult or impossible. In addition, the courts of China may not entertain any actions brought against the escrow agent in China predicated upon U.S. federal securities laws.

Risks Related to Our Stock Price

1. The market price for our common stock may be volatile.

We cannot predict the extent to which a quotation market for our common stock will ever develop or how liquid that market might become. The price at which we sold shares in our initial public offering may not be indicative of prices that will prevail in the trading market. The trading price of our common stock is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

Quarterly variations in our results of operations or those of our competitors.

Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

Disruption to our operations for political, economic or strategic reasons

Commencement of, or our involvement in, litigation

Any major change in our board or management.

Changes in governmental regulations or in the status of our regulatory approvals.

General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for start-up resource exploration companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following our initial public offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

2. Future sales of shares by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. At February 27, 2009 , we had outstanding 6 ,900,000 shares of common stock net of 2,000,000 shares subject to rescission. None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements in connection with our initial public offering.

Risks Associated with Sierra Ventures, Inc., Our Financial Condition and Our Business Model

1. Because our auditors have issued a going concern opinion and because our officers and directors have not indicated a willingness to loan any money to us, other than for the loan that may be required to fully fund the rescission offering, it is likely we will not be able to achieve our objectives and will have to cease operations unless our rescission offer is successful and largely declined.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, other than for the loan that may be required to fully fund the rescission offering , we believe that we will have to suspend or cease operations within twelve months if the majority of our shareholders elect to rescind their share purchases under our rescission offering and we are forced to repay most or all of the funds received to date.

2. We are a development stage corporation, lack a business history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease functioning.

We were incorporated on October 19, 2006 and we have not started our proposed business or realized any revenues. We have no business history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $81,928. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to find a profitable exploration property;
  our ability to generate revenues; and
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur losses in future periods. This will happen because there are expenses associated with the exploration of our optioned property. We may not be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

You should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the area in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, competition and additional costs and expenses that may exceed current estimates. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate significant operating revenues in the future or ever achieve profitable operations.

3. We have no known mineral reserves and we may not find any gold or if we find gold it may not be in economic quantities. If we fail to find any gold or if we are unable to find gold in economic quantities, we will have to cease operations.

We have no known mineral reserves. Even if we find gold it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any gold is recoverable, we do not know that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

4. We require substantial funds merely to determine if mineral reserves exist on our optioned property.

Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our plans on these exploration properties will involve the consideration and evaluation of several significant factors including, but not limited to:

  Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities;
  Availability and costs of financing;
  Ongoing costs of production;
  Market prices for the products to be produced;
  Environmental compliance regulations and restraints; and
  Political climate and/or governmental regulation and control.

5. Good title to the Zhangjiafan property is registered in the name of another person. Failure of Sierra to obtain good title to the property will result in Sierra having to cease operations.

Title to the property we intend to explore is not held in our name but rather that of Jiujiang Gao Feng Mining Industry Limited Company (Jiujiang”), a corporation resident in the People’s Republic of China. In the event Jiujiang were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if it were to grant an option to another party, that party would be able to enter the property, carry out certain work commitments and earn right and title to the property and we would have little recourse as we would be harmed, will not own any property and would have to cease operations. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Jiujiang in the situations described, there is a question as to whether that recourse would have specific value.

6. Currently Sierra has no right to the Zhangjiafan property. In order to exercise its rights under the option agreement we must incur certain exploration costs and make royalty payments. Failure by Sierra to incur the exploration expenditures or to make the royalty payments will result in forfeiture of Sierra’s right to acquire a 25% interest in the property.

Under the terms of the option agreement, Sierra has the right to acquire a 25% interest in the right and title to the Zhangjiafan property upon incurring exploration expenses on the property of a minimum of $20,000 by May 31, 2008 such payment having been made, incurring additional exploration expenses in the amount of $40,000 by May 31, 2009 and making annual advance on royalty payments in the amount of $25,000 commencing May 31, 2010. Failure by Sierra to make any of the payments or to incur the required exploration expenses will result in the loss of the option to acquire an interest in the property. Should we lose the option to acquire an interest in the property, Sierra would have to cease operations.

7. If we decide not to complete both phases of our exploration program or should we decide that further exploration is not feasible we will have to cease operations and will go out of business.

Sierra’s exploration plan consists of two phases. Commencement of the second phase is dependent on favourable completion of the first phase and securing sufficient funding for phase II. Should Sierra, for any reason, decide not to proceed with phase II of the exploration program, we will have to cease our business plan.

It will be necessary to analyze the data following each of the phases of the exploration program and come to a decision that further work is, or is not, warranted and that such work is likely, or not likely, to add value to the property prior to any decision being made as to proceeding to the next phase. In the event that the geoscientist who supervises the phase I program recommends in his written report, based on his evaluation of the results, that the property lacks merit and no further value would be obtained by proceeding with phase II, then a decision to not proceed with phase II would be made. Such a decision would not be made arbitrarily by management.

8. Management will devote only a limited amount of time to Sierra’s business. Failure of our management to devote a sufficient amount of time to our business plans will adversely affect the success of our business.

Because Mr. Ian Jackson, our President and CEO, will be devoting only approximately 6 hours per week to our business plans, our business may suffer. As a result, exploration of the property may be periodically interrupted or suspended. Interruptions to, or suspension of, our exploration program may cause us to cease operations.

9. The probability of an individual prospect ever having reserves is extremely remote.

The worldwide mining industry is founded upon small parcels of land being explored by junior exploration entities while the chances of finding reserves on any individual prospect is almost infinitesimal. It is not uncommon to spend millions of dollars on a potential project, complete many phases of exploration and still not obtain reserves that can be economically exploited. Therefore, the chances of Sierra’s property having mineral reserves are remote.

10. Management lacks formal training in mineral exploration.

Our officers and directors have no professional accreditation or formal training in the business of exploration. With no direct training or experience in these areas our management may not be fully aware of many of the specific requirements related to working within this industry. Decisions so made without this knowledge may not take into account standard engineering management approaches that experienced exploration corporations commonly make. Consequently, our business, earnings and ultimate financial success could suffer irreparable harm as a result of management’s lack of experience in the industry. For this reason we will retain such technical experts as are required to provide professional and technical guidance.

11 Our common stock is classed as a “penny stock”. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

12. We will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-K for the fiscal year ended after December 17 , 2009, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Corporation Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

We have not yet commenced compiling the system and process documentation and performing the evaluation needed to comply with Section 404 due to the high costs and challenges. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, we may identify one or more material weaknesses in our internal control over financial reporting, in which case we may not be able to assert that our internal controls are designed and operating effectively. If we are unable to assert that our internal control over financial reporting is effective as of December 17 , 2009 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

14. Because we are small and poorly capitalized, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration of interests on the optioned property. In particular, we may not:

  spend as much money as we would like to explore the property on which we own or share mining interests;
  devote the time we would like to explore the property on which we own or share mining interests.;
  rent the quality of equipment we would like to have for exploration;
  have the number of people working on the property on which we own or share mining interests that we would like to have.

By limiting our operations, it may take longer and cost more to explore our optioned property and decrease the likelihood of finding minerals, if they exist.

Risks Associated With Doing Business in China

Various matters that are specific to doing business in China may create additional risks or increase the degree of such risks associated with our business activities. These risks are discussed below.

1. Our business operations will be based in the People’s Republic of China (the “PRC” or “China”), all of our revenues, if any, will derive from China which presents issues associated with economic, political and social changes that may occur in a rapidly developing country.

Our business operations will be located in, and our revenues, if any, derived from activities in the PRC. Initially, prior to the exercise of the option, our operations in China will be conducted through and with the assistance of Jiujiang, a Chinese company and our partner. Accordingly, our business, financial condition and results of operations could be significantly and adversely affected by economic, political and social changes in China. The economy of China has traditionally been a planned economy, subject to five-year and annual plans adopted by the state, which set down national economic development goals. Since 1978, the central government has been moving the economy from one that is planned to a more open, market-oriented system. Economic development is following a model of market economy under socialism. Under this direction, they are expected to continue to strengthen China’s economic and trading relationships with foreign countries; business development in the PRC is expected to follow market forces and the rules of market economics. However, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. In addition, there is no guarantee that a major turnover of senior political decision makers will not occur, or that the existing economic policy of the PRC will not be changed. A change in policies could adversely affect our interests in China by changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, or the expropriation of private enterprises.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of companies engaged in mineral resource exploration and development, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties. The property interests and potential property rights involve various Chinese state-sector entities whose actions and priorities may be dictated by government policies, instead of purely commercial considerations. While we believe that Jiujiang is operating in compliance with all applicable rules and regulations we are unable to independently verify such.

Additionally, corporations (such as an established subsidiary or Chinese joint venture (“CJV”) with a foreign ownership component may be required to work within a framework which is different to that imposed on domestic Chinese companies. The Chinese government is opening up opportunities for foreign investment in mining projects and this process is expected to continue. However, if the government should reverse this trend and impose greater restrictions on foreign corporations, our business and future earnings could be negatively affected.

Failure to understand and adapt to Chinese standards and laws may cause us to break laws which may result in our having to cease operations and go out of business.

2. The Chinese legal system is different from the U.S. justice system. Most of the material agreements to which we or our affiliates are party or will be party in the future with respect to mining assets in the PRC are expected to be governed by Chinese law and some may be with Chinese governmental entities. The Chinese legal system embodies uncertainties that could limit the legal protection available to Sierra and its shareholders. The outcome of any litigation may be more uncertain than usual because: (i) the experience of the Chinese judiciary is relatively limited, and (ii) the interpretation of China’s laws may be subject to policy changes reflecting domestic political changes.

(a) Legal System - The Chinese legal system is a civil law system based on written statutes. Unlike common law systems (the system in the U.S.), it is a system in which decisions in earlier legal cases do not generally have precedential value. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly; their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors such as the right of foreign invested enterprises to hold licenses and permits such as business licenses. Because all of our assets are located outside the U.S., it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons or entities.

(b) Limited Interpretation - The laws that do exist are relatively recent and their limited interpretation and enforcement involve uncertainties, which could limit the available legal protections. Even where adequate Chinese law exists it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on our operations.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial property or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction, in either of these cases, may be severely limited and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

(c) Taxation - Many tax rules are not published in China and those that are published can be ambiguous and contradictory, leaving a considerable amount of discretion to local tax authorities. China currently offers tax and other preferential incentives to encourage foreign investment. However, the tax regime of the PRC is undergoing review and there is no assurance that such tax and other incentives will continue to be available. There is also no guarantee that the pursuit of economic reforms by the State will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in state policies affecting the mining industry may have a negative effect on our operating results and financial condition.

3. Although China has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented.

Chinese legislation provides for penalties and other liabilities for the violation of environmental protection standards and establishes, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are being or have been conducted.

We believe that there are no outstanding notices, orders or directives from central or local environmental protection agencies or local government authorities alleging any breach of national or local environmental quality standards by Jiujiang or any other party in respect of our optioned property. Although both we and Jiujiang intend to fully comply with all environmental regulations, there is a risk that permission to conduct exploration and development activities could be withdrawn temporarily or permanently where there is evidence of serious breaches of such standards. In addition, given the relative lack of precedents in enforcing the new environmental protection laws, there are no guarantees that the laws or the interpretation of the laws or regulations will not materially change causing us to have to cease operations in China.

4. Because we have relied on others for the provision of the information upon which our decision to enter into a project in China is based we cannot be certain our understanding of the laws, rules and regulations is not flawed.

While the information contained herein regarding the PRC has been obtained from a variety of sources, including government and private publications, independent verification of this information is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly accurate or reliable. A material misinterpretation may cause us to lose our option or to have to cease operations in China.

5. Because the ownership and regulation of mineral resources is subject to extensive government regulation we cannot assure investors that required approvals, licenses and permits will be granted, or if granted, such will occur in a timely manner.

Ownership of all land in China remains with the State and the State, at the national, regional and local levels, is extensively involved in the regulation of exploration and mining activities. Transfers of exploration and exploration rights are also subject to governmental approval. Failure or delays in obtaining necessary approvals could have a materially adverse affect on our financial condition and results of operations. Nearly all mining projects in the PRC require government approval. There can be no certainty that any such approvals will be granted (directly or indirectly) to Jiujiang or any subsidiary or CJV we may jointly establish in a timely manner, or at all. There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of our operations will in part be directly related to the costs and success of our exploration programs, which may be affected by a number of factors. Failure to obtain such licences and permits as are required will cause us to cease operations in China.

6.. Title to the Zhangjiafan property is registered in the name of another entity in a foreign jurisdiction. Our failure to obtain good title to the property will result in our having to cease operations in China.

Our ability to carry out successful mining activities will depend on a number of factors. One of the most critical factors will be our ability to obtain tenure to the property. While commitments to transfer or issue required permits and licences may have been made by the relevant statutory bodies and the vendor, the transfer or issuance of any such licenses must be in accordance with Chinese law and in particular the relevant mining legislation. Conditions imposed by the government as well as mining legislation generally must also be complied with. No assurances can be given that these tenures will be granted to us through a subsidiary or CJV, or if they are granted, that the new entity will be in a position to comply with all conditions that are imposed. In the event that they are not granted we will be forced to cease operations in China.

Furthermore, while it is common practice that permits and licenses may be renewed or transferred into other forms of licenses appropriate for ongoing operations, no assurance can be given that a renewal or a transfer will be granted to us or our subsidiary or CJV, or, if they are granted, that we will be in a position to comply with all conditions that are imposed. Management believes that Jiujiang has taken reasonable measures to ensure that the relevant permits have been duly approved by and registered with all relevant authorities in accordance with the laws and regulations in effect at the time and that Jiujiang is the registered owner of the permits.

As of the date of this registration statement, no legal opinion has been obtained relating to the properties, permits and licenses over which we, through Jiujiang, have or may acquire an interest.

Jiujiang’s permit expires in December, 2008 and management has received a copy of the exploration permit in respect of the property. While we will, with the assistance of Jiujiang, take all steps necessary or possible to renew these permits, there is no guarantee that such renewal attempts will be successful. To the best of our knowledge none of the property interests underlying the Zhangjiafan permit has been surveyed to establish boundaries. There can be no assurance that any governmental authority in China could not significantly alter the conditions of or revoke the applicable exploration or mining authorizations held by Jiujiang or that our interest in such properties will not be challenged or impugned by third parties or governmental authorities.

In addition, there can be no assurance that the property or other assets in which (the ??) we have an interest are not subject to prior unregistered agreements, transfers, pledges, mortgages or property and title may be affected by undetected defects. It is difficult to verify that no agreements, transfers, property, mortgages, pledges or other encumbrances exist given the state of the legal and administrative systems in the PRC.

In the event that good title cannot be achieved or the required permits are not available or are denied for whatever reason we will have to terminate operations in China.

7. We must comply with the Foreign Corrupt Practices Act and if our personnel or agents are determined to have engaged in certain practices, we could suffer severe penalties and possibly lose our investments in China.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits United States corporations from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign corporations, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. If our competitors engage in these practices they may receive preferential treatment from personnel of some corporations, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we have informed our personnel and current agents that such practices are illegal, we cannot assure that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties including the loss of our Chinese investments which would effectively cause us to cease business operations.

RESCISSION OFFERING

Background

In May, 2008 we issued 2,000,000 shares of common stock at a price of $0.05 per share for cash consideration of $100,000 to thirty (30) individuals. In addition, 900,000 shares owned by four selling shareholders were sold to four (4) other arms length individuals between December, 2007 and May, 2008. We sold the shares and acknowledged the resale of the selling shareholders’ shares prior to the declaration of an effective date for our SB-2 registration statement filed on October 11, 2007 based on our mistaken assumption that the registration statement had become effective through the passage of time after its filing.

We contacted each of the subscribers to inform them of the issues surrounding this situation.

We then discussed the legal issues and alternatives with the SEC and recognized that the shares issued may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to properly address this issue, we are making this rescission offer to all holders of any outstanding shares who we believe may be entitled to argue for rescission and, pursuant to this rescission offer, we will offer to repurchase these shares from the holder. We are making this rescission offer to 34 persons. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $105,000 which includes interest at a predetermined rate.

The following is a description of the stock issuances that are subject to the rescission offer.

The rescission offer is being made to 30 holders of 2,000,000 common shares issued between March and May 31, 2008 pursuant to a non-effective registration statement dated October 11, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. These shares have not been registered under the Securities Act or any state securities laws. In addition, we believe that a valid exemption under the Securities Act may not have been available for these stock issuances given the circumstances. As a result, these shares may have been issued in violation of the Securities Act and are subject to the rescission offer.

In addition, the rescission offer is being made to 4 holders of 900,000 common shares resold between December 27, 2007 and May 31, 2008 by four selling shareholders as noted in our non-effective registration statement dated October 11, 2007. The resale of these shares has not been registered under the Securities Act or any state securities laws. We also believe that a valid exemption under the Securities Act may not have been available for these stock resales given the circumstances. Consequently, these shares may have been sold in violation of the Securities Act and are subject to the rescission offer.

The rescission offer will cover an aggregate of 2,900,000 shares of common stock issued or resold to a total of thirty-four (34) persons pursuant to our non-effective registration statement dated October 11, 2007. These shares represent all of the shares issued or resold that may not have been qualified or registered under either federal or state securities laws, or both. These shares are all held by arms length individuals or corporations. We are making the rescission offer to the holders of these shares. The rescission offer will be kept open for 30 days and will be registered under the Securities Act and qualified in each state where such qualification is required under applicable state securities laws.

Rescission Offer and Price

We are offering to rescind certain stock issuances and resales pursuant to our non-effective registration statement dated October 11, 2007. By making this rescission offer, we are not waiving any applicable statutes of limitations.

If you accept our rescission offer and you hold shares of our common stock, we will repurchase the shares you hold that are subject to the rescission offer at the price per share paid, plus interest at the rate of five percent (5%) per annum from the date of exercise through the date that the rescission offer expires. You will not, however, be entitled to any payments for interest or otherwise unless you affirmatively elect to participate in the offer.

Acceptance

You may accept the rescission offer by completing and signing the enclosed election form indicating the shares to be repurchased and delivering a stock power representing the shares you are surrendering for repurchase, on or before the close of business on April 06, 2009 , which date and time we refer to in this document as the expiration date. All acceptances of the rescission offer will be deemed to be effective on the expiration date and the right to accept the rescission offer will terminate on the expiration date. Acceptances or rejections may be revoked in a written notice to us, to the attention of Ian Jackson, President, 1685 H Street, Number 155, Blaine, Washington, 98230, on the condition that they are received prior to the expiration date. Within fifteen business days after the expiration date, we will pay for any securities as to which the rescission offer has been validly accepted.

The rescission offer will expire at 5:00 p.m., Pacific Standard Time, on April 06, 2009 . If you submit an election form after the expiration time, regardless of whether your form is otherwise complete, your election will not be accepted, and you will be deemed to have rejected our rescission offer.

Neither we nor our officers and directors make any recommendations to you with respect to the rescission offer contained herein. You are urged to read the rescission offer carefully and to make an independent evaluation with respect to its terms.

Under federal law an investor may still bring suit regardless of whether the rescission offer is accepted. A person’s right of rescission created under the Securities Act may survive the rescission offer.

IF PERSONS DESIRING TO ACCEPT THE RESCISSION OFFER INTEND TO MAKE USE OF THE MAIL TO RETURN THEIR STOCK POWERS, INSURED REGISTERED MAIL; RETURN RECEIPT REQUESTED IS RECOMMENDED.

Rejection or Failure to Affirmatively Accept

If you fail to accept, or if you affirmatively reject the rescission offer by so indicating on the enclosed election form, you will retain ownership of the shares in accordance with the terms of subscription agreement and you will not receive any cash for those securities in connection with the rescission offer. Your shares will be registered and fully tradeable under the Securities Act, unless you are an affiliate of Sierra within the meaning of Rule 144 or Rule 145, as the case may be. Your shares will remain subject to any applicable terms and conditions of the original agreement under which they were issued and any subsequent agreement relating to such shares. In addition, you will remain subject to Sierra’s Insider Trading Policy requirements if you are an insider or affiliate and any other transfer restrictions entered into with respect to your shares. If you do not return a properly completed election form before the expiration date of our rescission offer such inaction on your part may not extinguish any rights you may have under the rescission offer. Your right of rescission may survive the rescission offer. Under federal law an investor may still bring suit regardless of whether the rescission offer is accepted and a person’s right of rescission created under the Securities Act may survive the rescission offer. Further, section 14 of the Securities Act does not permit a waiver of a right to sue.

Solicitation

We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.

Effect of Rescission Offer

It is unclear whether the rescission offer will terminate our liability, if any, for failure to register or qualify the issuance of the securities under either federal or state securities laws. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Securities Act and applicable state securities laws for the purchase price of these shares up to an aggregate amount of approximately $105,000, which includes interest. If you are a stockholder who acquired shares of our common stock under our non-effective registration statement dated October 11, 2007 that are subject to the rescission offer, it is possible that you may continue to have rights under common law or fraud statutes in the state or jurisdiction in which the potential securities violation with respect to your shares occurred. If a court were to impose a greater remedy, our liability as a result of the potential securities violations would be higher.

Funding the Rescission Offer

The rescission offer will be funded from funds to be provided by an officer and director if required. If all persons eligible to participate accept our offer to repurchase common stock to the full extent, our results of operations, cash balances or financial condition will be affected materially.

Our senior officer has entered into an escrow agreement with Sierra and Harcourt Chan, lawyers, of Shanghai, China to fund the offering. Under the terms of the agreement, Mr. Jackson has placed in trust the sum of $160,000 to fund the rescission of up to two million nine hundred thousand (2,900,000) common shares of Sierra’s common stock to any shareholder electing to accept the offer.

Harcourt Chan shall pay the rescinding shareholder a price of $0.05 per common share plus interest at the rate of five percent (5%) from the date of subscription to the Closing Date for any shares rescinded. At the closing, the escrow agent will inform Sierra of the shareholders who acquired shares from Sierra and have accepted the rescission offering indicating the number of shares that have been surrendered for rescission. The escrow agent will then release the appropriate funds to the rescinding shareholders who acquired shares from Sierra in cash or by bank draft at which time any funds so paid will be converted to a shareholder’s loan from Mr. Jackson to Sierra. At the same time, the escrow agent will inform Sierra and Mr. Jackson of the shareholders who acquired shares from the selling shareholders and have accepted the rescission offering indicating the number of shares that have been surrendered for rescission. The escrow agent will then release the appropriate funds to these rescinding shareholders in cash or by bank draft. Any funds paid to the purchasers of shares from the selling shareholders will be converted to a loan between the selling shareholder and Mr. Jackson

Directors, Officers and Major Stockholders

None of our officers are eligible to participate in the rescission offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Rescission Offer

We believe that the following are the material U.S. federal income tax consequences of the proposed rescission offer to our stockholders whose stock is rescinded pursuant to the rescission offer. However, this discussion does not address all income tax considerations that may be relevant to you in light of your individual circumstances, including if you are a foreign person, a person who is not an individual or a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended. In addition, we do not address the tax consequences of the rescission offer to persons holding shares that are subject to hedging, conversion or constructive sale transactions or whose tax year is other than a calendar year. Finally, we do not address any foreign, state or local tax considerations. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RESCISSION OFFER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER.

Redemption of Shares

For United States federal income tax purposes, the rescission offer with respect to shares of our common stock is intended to constitute a taxable redemption of shares for cash, with the redemption price equal to the amount paid for such shares (and including in the redemption price the interest on the original purchase price of such shares). However, the law applicable to the rescission offer is unclear, and we have not requested nor received a ruling from the Internal Revenue Service, or IRS, to that effect. Thus, the IRS is not precluded from successfully asserting a contrary position or otherwise re-characterizing the transaction in whole or in part. For example, the IRS may characterize our rescission offer as the return of the original purchase price, which would be nontaxable, plus the payment of interest, which would be taxable as ordinary income.

Capital Gains.

Capital gains are grouped and netted by holding periods. Net capital gain on assets held for 12 months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than 12 months is taxed currently at a maximum federal rate of 15%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION IN WHICH THE SHARES WERE ACQUIRED.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain discussions in this rescission offering may contain “forward-looking statements” that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this rescission offering.

Forward-looking statements are often identified by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may”, “will”, “should”, “plans”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.

This registration statement contains “forward-looking information” which may include, but is not limited to, statements with respect to the following:

  the effectiveness of our rescission offer to preclude certain of our stockholders from seeking relief for alleged violations of securities laws in connection with securities issuances pursuant to our stock plans.
  future financial or operating performances of Sierra and its projects;
  the future price of gold, or other metals;
  the estimation of mineral resources and the realization of mineral reserves, if any, based on estimates;
  estimates related to costs of capital, operating and exploration expenditures;
  requirements for additional capital;
  government regulation of exploration activities operations, environmental risk and, as applicable, reclamation and rehabilitation expenses;
  title disputes or claims;

  limitations of insurance coverage; and
  the timing and possible outcome of pending regulatory and permitting matters.

These statements which reflect the current view of management are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning on page 10, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in “Business” beginning on page 31, “Management's Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 26 as well as those discussed elsewhere in this registration statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should carefully review the risk factors included in other reports or documents filed by us from time to time with the SEC, particularly our registration statement on Form SB-2 initially filed on October 11, 2007, as amended under Form S-1 filed on August 29, 2008 (SEC File No. 333-146675) and any annual reports on Forms 10-K, any quarterly reports on Forms 10-Q and any current reports on Forms 8-K. All forward-looking statements and reasons why results may differ included in this offering circular are made as of the date hereof, and we assume no obligation to update any such forward-looking statements or reason why actual results might differ, even if new information becomes available or other events occur in the future.

As used in this registration statement, the terms “we”, “us”, “our”, and “Sierra” mean Sierra Ventures, Inc., unless otherwise indicated.

FOREIGN CURRENCY AND EXCHANGE RATES

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Our optioned mineral exploration property is located in China and costs expressed in the geological report on the property are expressed in Renminbi (“RMB”) also known as Yuan. For purposes of consistency and to express United States Dollars throughout this registration statement, Yuan or RMB have been converted into United States currency at current rates. Our agreements and related items are all in U.S. Dollars.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at November 30, 2008, as follows:

On an actual and pro-forma basis, 8,900,000 shares of common stock are issued and outstanding including the 2,000,000 shares that are subject to rescission .

You should also refer to “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this offering circular.

The statements of operations data for the years ended May 31, 2008 and 2007, and the balance sheet data at the same dates are derived from our audited financial statements appearing elsewhere in this offering circular. The statements of operations data for the three months ended November 30, 2008 and 2007 and the balance sheet data at November 30, 2008 and May 31, 2008 are derived from our unaudited financial statements included herein. The unaudited financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period

The following table is our statement of operations for the quarters ended November 30, 2008 and 2007 and the period from Inception on October 19, 2006 to November 30, 2008.

					Cumulative
					results of
					operations
	Three	Three	Six	Six	October 19,
	Months	Months	Months	Months	2006
	Ended	Ended	Ended	Ended	(inception)
	November	November	November	November	to November
	30, 2008	30, 2007	30, 2008	30, 2007	30, 2008

EXPENSES

Professional fees	$1,337	$1,000	$3,637	$3,000	$11,936
Communications	2,513	2,573	4,593	2,573	13,340
Office	1,873	2,815	4,580	2,928	14,941
Travel, entertainment & public relations	150	-	2,992	1,195	7,561
Exploration of resource property	-	-	-	-	30,000
Transfer agent	-	-	4,000	-	4,000
Contributed administrative support (note 2)	-	-	-	50	150

Total expenses	5,873	6,388	19,802	9,746	81,928

NET LOSS FOR THE PERIOD	(5,873)	(6,388)	(19,802)	(9,746)	(81,928)

BASIC AND DILUTED LOSS PER
COMMON SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON
SHARES OUTSTANDING – excluding	6,900,000	6,900,000	6,900,000	6,900,000
shares subject to rescission

This table is our Balance Sheet for the quarter and six-months ended November 30, 2008 (unaudited) and the year end at May 31, 2008.

	November 30,	Restated
	2008	May 31, 2008
	(Unaudited)
Assets

Current assets
Cash and cash equivalents and prepaid expenses	$35,581	$67,116

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	2,300	4,034
Shareholder advances	--	10,000
Total current liabilities	2,300	14,034

Common Stock Subject to Rescission (Note 5)	100,000	100,000
Total liabilities	102,300	114,034

Stockholders' equity
Common stock, 500,000,000 shares authorized,
par value $.001, 6 ,900,000 shares issued and
outstanding , net of 1,000,000 shares subject to rescission	6,900	6,900
Additional paid-in capital	8,250	8,250
Other comprehensive loss	59	59
Deficit accumulated during the exploration stage	(81,928)	(62,127)
Total stockholders' equity	(66,719)	(46,918)

Total liabilities and stockholders' equity	$35,5818	$67,116

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On March 22, 2007, we optioned a 25 percent interest in a gold exploration and mining property referred to as the Zhangjiafan Mining Property located in Jiangxi Province, People’s Republic of China, 13 kilometres northwest of Dexing City which is approximately 8 hours by aircraft and ground transportation west from Shanghai by entering into an Option To Purchase And Royalty Agreement with Jiujiang Gao Feng Mining Industry Limited Company of Jiangxi City, Jiangxi Province, China, the beneficial owner of the property, an arms-length Chinese corporation, to acquire an interest in the property by making certain expenditures and carrying out exploration work.

To date we have advanced $30,000 for the implementation of phase I of the planned exploration program which had not commenced as of the date of this report; we have not spent any money on research and development activities. Information about the claims was presented to Mr. Jackson for review without any contractual obligations.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to complete and finalize the rescission offering and to proceed with the initial exploration of the Zhangjiafan property to determine if there are commercially exploitable deposits of gold and silver. Gao Fenglin, Senior Engineer, authored the “Report of Exploration at the Zhangjiafan Gold Property” dated March 23, 2007 (the “Report”) and recommends a two-phase exploration program to properly evaluate the potential of the property.

We do not claim to have any ores or reserves whatsoever at this time on our optioned property. We must conduct exploration to determine if gold exists on the property and if any gold which is found can be economically extracted and profitably processed.

Phase I Exploration Program

Over the next eight months we intend to complete the first phase of the exploration plan. If our initial exploration efforts are favourable we intend to proceed with longer term exploration.

Phase 1 will begin by establishing a base line grid with 25-meter stations and cross lines run every 50 meters for 100 meters each side of the baseline. We will then relate previous ground and airborne electromagnetic surveys over the grid. Samples taken from various locations will be tested for traces of gold, silver, lead, copper, zinc, iron and other metals; however, our primary focus is the search for gold. We will then compare relative concentrations of gold, silver, lead and other indicator metals in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance.

Phase II will not be carried out until 2009 and will be contingent upon favourable results from phase I and specific recommendations in the resulting report.

Although it may appear that phase II merely continues phase I, such is not entirely the case. The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claims. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a standard procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Employees

Initially, we intend to use the services of subcontractors for manual labour exploration work and an engineer or geologist to manage the exploration program. Our only employee will be Ian Jackson our senior officer and director.

At present, we have no employees, other than Mr. Jackson; he does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Gao Fenglin as senior geological consultant. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

Offices

Our offices are located at 1685 H Street, No. 155, Blaine, Washington 98230. Currently, these facilities are provided to us by Ian Jackson, a director and officer, without charge, but such arrangement may be cancelled at anytime without notice. As our business activities progress, we anticipate that we will be required to pay a pro rata share of the rent incurred for the facilities that we occupy. Specific direct expenses incurred such as telephone and secretarial services are charged back to Sierra at cost.

Results of Operations

Sierra was incorporated on October 19, 2006; comparative periods for the three months ended November 30, 2008, November 30, 2007 and October 19, 2006 (inception) through November 30, 2008 are presented in the following discussion.

Since inception, we have used our common stock to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities (less offering costs) from inception on October 19, 2006 to

November 30, 2008 was $125,000 ($115,000 as a result of proceeds received from sales of our common stock and $10,000 as an advance from a related party, subsequently repaid)

The Corporation did not generate any revenues from operations for the quarter ended November 30, 2008 nor for the similar quarter in 2007. To date, we have not generated any revenues from our exploration business.

REVENUES

REVENUE – Gross revenue for the current quarter and the quarter ended November 30, 2007 was $0.

COMMON STOCK – Net cash provided by financing activities during the quarter and six months ended November 30, 2008 was $0 (nil) as compared to $0 (nil) received for the quarter ended November 30, 2007 and $115,000 received for the period from inception on April 11, 2006 through to and including November 30, 2008. No options or warrants were issued to issue shares at a later date in the most recent quarter. If the rescission offering is fully accepted Sierra will be liable for the payment of up to $105,000, including interest, such sum being recorded as “Common stock subject to rescission” on our financial statements.

During the quarter and six months under review, we issued no (0) shares of common stock. Between March and May 31, 2008 we allowed to be issued 2,000,000 shares of unrestricted common stock at a price of $0.05 per share for cash consideration of $100,000 to thirty (30) individuals and the resale of 900,000 shares by the selling shareholders to four arms length individuals. We sold the shares or acknowledged the resale prior to the declaration of an effective date for our SB-2 registration statement filed on October 11, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. All of the subscribers have been informed of this situation.

EXPENSES

Expense Item	For the Quarter ended November 30, 2008	For the Quarter ended November 30, 2007	Feb. 11, 2005 (Inception) thru November 30, 2008
Mineral property exploration	$ —	$ —	$30,000
Professional fees	1,337	1,000	11,936
Communications	2,513	2,573	13,340
Office	1,873	2,815	14,941
Travel, meals and entertainment	150	—	7,561
Transfer agency services	—	—	4,000
Other costs and services	—	100	150
TOTAL	$5,873	$6,388	$81,928

SUMMARY – Total expenses were $5,873 in the quarter ended November 30, 2007 and $6,388 for the comparative period last year. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $19,802 and $9,746. A total of $81,929 in expenses has been incurred since inception on October 19, 2006 through November 30, 2008 which costs have and will vary from quarter to quarter based on the level of corporate activity, exploration operations and capital raising. Costs in the most recently completed quarter increased relative to the similar period last year as we commenced our business plan. These costs can be subdivided into the following categories:

PROFESSIONAL FEES: Sierra incurred $1,337 in professional fees for the quarter ended on November 30, 2008 and $1,000 for the comparative period last year. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $3,637 and $3,000. From inception to October 19, 2006, we have incurred $11,936 in professional fees mainly on legal and accounting matters. This cost category will vary depending on legal and accounting requirements.

COMPENSATION: No compensation costs were incurred for the quarters or six month periods ended November 30, 2008 or 2007 and no direct compensation costs have been incurred since inception.

COMMUNICATIONS EXPENSES: $2,513 in communications costs were incurred in the most recent quarter which ended on November 30, 2008 while $2,573 was incurred for the comparative period last year. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $4,593 and $2,753For the period October 19, 2006 (inception) through November 30, 2008 a total of $13,340 has been spent on communication costs related to establishing our business. Communications costs rose in the quarter under review as a result of lengthy and frequent communications with persons, representatives and corporations in China.

OFFICE EXPENSES: $1,873 in office costs were incurred in the most recent quarter which ended on November 30, 2008 while $2,815 was incurred during the comparative period last year. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $4,580 and$2,928. For the period October 19, 2006 (inception) through November 30, 2008 a total of $14,941 has been spent on office related expenses.

TRAVEL, ENTERTAINMENT AND MEAL EXPENSES: $150 in travel, entertainment and meal costs were incurred in the most recent quarter which ended on November 30, 2008 and $0 (nil) was incurred for the comparative period last year. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $2,992 and $1,195. For the period October 19, 2006 (inception) through November 30, 2008 a total of $7,561 has been spent on this category.

CONTRIBUTED EXPENSES: $0 in contributed expenses (for contributed administrative costs) were incurred for the quarters ended November 30, 2008 and 2007. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were  $0 (nil) and $50.A total of $150 has been incurred from inception on October 19, 2006 to November 30, 2008. All contributed expenses are reported as contributed costs with a corresponding credit to additional paid-in capital.

EXPLORATION OF RESOURCE PROPERTIES: We did not spend anything on the exploration of our resource properties for the quarters or six month periods ended November 30, 2008 or 2007. A total of $30,000 has been incurred from inception on October 19, 2006 to November 30, 2008 for this expense item. This category will vary depending on our exploration activities.

TRANSFER AGENT FEES AND RELATED EXPENSES: $0 (nil) was paid to our transfer agent in the quarters under review. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $4,000 and $0 (nil). A total of $4,000 has been incurred from inception on October 19, 2006 to November 30, 2008 for transfer agent fees and related expenses.

OTHER GENERAL AND ADMINISTRATIVE COSTS: No other costs were incurred in the current quarter under review or during the comparative period last year. From October 19, 2006 (inception) through November 30, 2008, Sierra has spent a total of $0 on other or miscellaneous expenses or services

NET CASH USED IN OPERATING ACTIVITIES: For the three month period ended on November 30, 2008, $10,008 in net cash was used and for the quarter ended November 30, 2007 a total of $300 was used. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were $31,535 and $10,628. $79,419 in net cash has been used since inception on October 19, 2006 through November 30, 2008.

INCOME TAX PROVISION: As a result of operating losses, there has been no provision for the payment of income taxes to date in 2007 – 2008 or from the date of inception.

During the current quarter under review, Sierra did not sell any shares of its common stock. As of the date of this report Sierra has 6,900,000 common shares issued and outstanding net of 2,000,000 shares subject to rescission.

Sierra continues to carefully control its expenses and overall costs as it moves its business development plan forward. Sierra does not have any employees and engages personnel through outside consulting contracts or agreements or other such arrangements, including for legal, accounting and technical consultants.

Plan of Operation

Sierra believes we can satisfy our cash requirements for the current fiscal year end of May 31, 2009 with available cash on hand. As of November 30, 2008, we had a deficit of $66,719 in unallocated working capital.

For the balance of the current fiscal year to May 31, 2009 we will concentrate our efforts on concluding this rescission offering and commencing the phase I work program on our optioned mineral property. Following industry trends and demands, we are also considering the acquisition of other properties and projects of merit. In either situation, a new public offering would be needed and completed during a subsequent period.

If it turns out that we have not raised enough money to complete a secondary exploration program we will try to raise the funds from a new public offering, a private placement, loans or the establishment of a joint venture whereby a third party would pay the costs associated with phase II and we would retain a carried interest. At the present time, we have not made any plans to raise additional funds and there is no assurance that we would be able to raise money in the future.

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2008 – 2009. Management projects that we will require up to $160,000 to fund ongoing operating expenses and working capital requirements for the next twelve months, broken down as follows:

Operating expenses	$35,000
Phase II exploration program	50,000
Working Capital	75,000
Total	$160,000

As at November 30, 2008, we had a working capital deficit of $66,719. We do not anticipate that we will be able to satisfy any of these funding requirements internally until we significantly increase our revenues.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the year ended May 31, 2008, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing. Our issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for continued operations. We are pursuing various financing alternatives to meet immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our obligations as they come due.

Liquidity and Capital Resources

As of end of the last quarter on November 30, 2008, we have yet to generate any revenues.

Since inception, we have used our common stock and loans or advances from our officers and directors to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities from inception on October 19, 2006 to November 30 , 2008 was $125,000 as a result of gross proceeds received from sales of our common stock of $115,000 (less offering costs), a $10,000 advance from a related party and the inadvertent receipt of $100,000 from sales of our common stock which were sold prior to an effective date for our SB-2 registration statement. We issued 6,000,000 shares of common stock through a Section 4(2) offering in October, 2006 for cash consideration of $6,000. We issued 900,000 shares of common stock through a Regulation D offering in November, 2006 for cash consideration of $9,000 to a total of 4 subscribers.

As of November 30, 2008 our total assets consisting entirely of cash and prepaid expenses amounted to $35,581 and total liabilities were $102,300. Working capital stood at negative $66,719.

For the quarter ended November 30, 2008, the net loss was $5,873 ($0.000 per share). The loss per share was based on a weighted average of 6,900,000 common shares outstanding net of 2,000,000 shares subject to rescission. For the six month periods ended November 30, 2008 and November 30, 2007 the comparative figures were the same. The net loss from Inception to November 30, 2008 is $81,928.

If the rescission offering is fully accepted Sierra will be liable for the payment of up to $105,000 including interest .

Inflation / Currency Fluctuations

Inflation has not been a factor during the recent quarter ended November 30, 2008. Inflation is moderately higher than it was during 2007 but the actual rate of inflation is not material and is not considered a factor in our contemplated capital expenditure program.

Off-Balance Sheet Entities

At November 30, 2008 and 2007, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS DESCRIPTION

(a)           Corporate Organization and History Within Last Five Years

We were incorporated in the State of Wyoming on October 19, 2006 and established a fiscal year end of May 31. Our statutory registered agent's office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001 and our business office is located at 1685 H Street #155 Blaine 98230. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan and timetable to complete phase I of our exploration program based on the success of this offering.

Only Mr. Jackson may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our corporation. Mr. Jackson has been involved in those transactions described under the heading “Certain Relationships and Related Transactions,” on page 42.

(b)           Business Development

On March 22, 2007, we optioned a 25 percent interest in a gold exploration and mining property referred to as the Zhangjiafan Mining Property in north-western Jiangxi Province, China by entering into an Option To Purchase And Royalty Agreement with Jiujiang Gao Feng Mining Industry Limited Company of Jiangxi City, Jiangxi Province, China, the beneficial owner of the property, an arms-length Chinese corporation, to acquire an interest in the property by making certain expenditures and carrying out certain exploration work.

If the results of phase I are unfavourable, we will terminate the option agreement and will not be obligated to make any subsequent payments. Similarly, if the results of phase II are unfavourable, we will terminate the option and will not be obligated to make any subsequent payments.

To date we have not performed any work on the Zhangjiafan property nor have we spent any money on research and development activities. We have advanced the sum of $30,000 for our 25% portion of the phase I exploration program but worked has not commenced as of the date of this rescission offering and will not commence until such time as the rescission offering has expired.

Sierra is an exploration stage corporation. There is no assurance that a commercially viable deposit exists on the property that we have under option. Further exploration will be required before an evaluation as to the economic and legal feasibility of the property is determined. We have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable and have no intention of entering into a merger or acquisition within the next twelve months.

(c)           Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the Zhangjiafan mining property to determine if there are commercially exploitable deposits of gold. We plan a two-phase exploration program to properly evaluate the potential of the property. We must conduct exploration to determine if gold exists on the property and if any is found it can be economically extracted and profitably processed. We do not claim to have any ores or reserves whatsoever at this time on our optioned property.

We anticipate that our portion of the phase I planned geological exploration program on the property will cost $30,000 (which is 25% of the totally budgeted cost of $120,000) and is a reflection of local costs for the specified type of work. Phase I may require up to six weeks for the base work and an additional three to four months for analysis, evaluation of the work completed and the preparation of a report. Costs for phase I are made up of wages, fees, geological and geochemical supplies, assaying, equipment, diamond drilling and operation costs. It is our partner’s intention to carry the work out in early 2008, predicated on completion of the offering described in this registration statement. We will assess the results of this program upon receipt of an appropriate engineering or geological report. It is our intention to retain a North American educated geoscientist to evaluate and conform to American standards the phase I work program on the property and to author a report to American standards for future capital raising. We had $35,581 in cash reserves as of November 30, 2008. A detailed outline of the proposed timetable can be found on page 26 under the heading “Management’s Discussion, Analysis of Financial Condition and Results of Operations”.

Offices

Our offices are located at 1685 H Street, #155 Blaine, WA. 98230.

(d)           Reports to Securityholders

As a result of the filing of this rescission offering and a (Form 8-A12(g) registration statement filed on June 18, 2008 Sierra is obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements. We will send an annual report, including audited financial statements, only to shareholders who request such.

In addition, under Section 15(d) of the Exchange Act, Sierra will be required to electronically file annual (10K) and quarterly (10Q) reports, special reports (8-K), proxy statements (14-C) and other information with the SEC through the EDGAR Internet site that contains information regarding issuers that file with the Commission. The SEC website is http://www.sec.gov and EDGAR is located at http://www.sec.gov/edgar. Further, the public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE , Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Sierra does not have an Internet address.

(e)           Other

Research &Development Expenditures

We have not engaged in any research and development activities since our inception and do not expect to engage in any research and development activities in the foreseeable future.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

DESCRIPTION OF THE PROPERTY UNDER OPTION

(a)           Exploration Properties

On March 22, 2007, we optioned a 25% interest in the Zhangjiafan gold property. The property is located in northwestern Jiujiang Province, China and the interest was gained by entering into an option agreement with Jiujiang Gao Feng Mining Industry Limited Company of Jiangxi City, Jiangxi, an arms-length resident of China and the beneficial owner of the property. We may acquire a 25% interest in the Zhangjiafan property consisting of a claim block covering 9.065 sq. km or 2,485 acres, through funding our portion of the costs of a planned two-phase exploration program on the property. We have no property other than an option to acquire an interest in the property.

In 2005, the current owners acquired the exclusive right to explore the property from the Chinese government. Based on previous survey work and their own investigation of the property they compiled a base geological report which was updated in 2007. Sierra has not performed an independent assessment and as such cannot verify the accuracy of any of the information provided. Jiujiang holds the rights to the property which thereby gives them or their designated agent or joint venture partner, the right to mine and recover all of the metals contained within the surface boundaries of the property continued vertically downward.

Jiujiang has granted a 25% option to Sierra to allow us to participate in the exploration, mining and recovery of any metals on the property. As with the preceding, if Jiujiang were to grant an option to another party, that party would be able to enter the property, carry out certain work commitments and earn right and title to the property; we would have little recourse as we would be harmed, would not own any property and would have to cease operations. However, in either event, Jiujiang would be liable to us for monetary damages for breach of the option agreement. The extent of that liability would be for our out of pocket costs for expenditures on the property, if any, in addition to any lost opportunity costs if the property proved to be of value in the future. Although we would have recourse against Jiujiang in the situations described, there is a question as to whether that recourse would have specific value.

Under Chinese law, if the option were to be exercised and a portion of the deed of ownership were to be recorded in our name it would be necessary that a joint venture be formed between ourselves and Jiujiang as Chinese law forbids direct foreign ownership of the property. We would have to pay to form a Chinese joint venture company which would involve establishing a subsidiary in China that would be governed solely by Chinese law and which would necessitate a board of directors, a majority of which would have to be residents of China, and obtain audited financial statements for that corporation. We have decided that in the event that gold is discovered on the property and it appears that it might be economical to remove the gold, we will form the joint venture company, record the deed of ownership and pay additional taxes. The decision is ours solely.

Physiography, Location and Access

The Zhangjiafan gold property is located in the Sizhou District of Jiangxi Province, People’s Republic of China, 13 kilometres northwest of Dexing City which is approximately 8 hours by aircraft and ground transportation west from Shanghai. A map of the property’s location is available in our SB-2 registration statement filed with the SEC on October 11, 2007 and in the S-1 registration statement filed with the SEC on August 29, 2008.

Regional Geology

The mining area is located at the southeast edge of the Yangtze and Jiangnan platforms in the northwestern slopes of the deep fracture belts in the northwest of Jiangxi Province. The exposure of the stratums in this area is mainly in the form of metamorphic rocks which were laid down in the times of Proterozoic or Later Proterozoic Eras of the Shuangqiao Mountain Group and the Climbing Mountain Group. The geological structure is well developed and magmatic actives are frequent which has provided good formative conditions for gold ore depositions. These are all indicators of the possible presence of gold in the area of the property. Three sites of potential interest have been located on the property and received minor exploration work consisting of pitting, geology, sampling and a magnetic survey. These sites will become the focus of exploration during phase I.

In 2006, in order to further explore and define the prospect, Jiujiang engaged the Jiangxi Geological Engineering Group Company, Jiujiang Branch, a locally based geological engineering group to develop the mining area and to expand the exploration to other sections outside the previously worked explored areas which had recently been acquired by Jiujiang.

Previous Work

No previous work has been performed on the property by Sierra.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with the initial exploration of the Zhangjiafan property to determine if there are commercially exploitable deposits of gold and silver. Gao Fenglin, Senior Engineer, authored the Report in which his firm recommends a two-phase exploration program to properly evaluate the potential of the property. We must conduct exploration to determine if gold exists on the property and if any gold which is found can be economically extracted and profitably processed.

We do not claim to have any ores or reserves whatsoever at this time on our optioned property.

Our portion of phase I of the recommended geological exploration program will cost $30,000 of a total $120,000 planned expenditure, such sum having been advanced to Jiujiang; however, the work has not yet commenced and will not commence until this rescission offering has closed. The balance will be funded by Jiujiang based on the Report which is a reflection of local costs for the specified type of operation. We had $35,581 in cash reserves as of November 30, 2008.

Initially, we will run a grid over the entire property and review maps of the results of past geological and geochemical programs correlating all past information to our grid; then we will complete a geological and geophysical survey to evaluate certain specific targets previously identified.

Geophysical surveying involves the measurement of various physical properties of the rocks at the site as well as interpreting that information in terms of the structure and nature of the rock. The geoscientist will take different measurements of the various physical and geological properties of the rocks and interpret the results in terms of what we are seeking. These methods include magnetic, electrical and seismic measurements. He will then interpret all the data obtained, plot it on the map we have generated and provide his best estimate of the chances of finding gold and what additional efforts we must undertake in a follow-up phase.

Previously run magnetometer and VLF-EM (very low frequency electromagnetic surveys) will be used as an aid to mapping and structural interpretation and may assist in locating gold and serve to assist in the delineation of the various physical properties of the rock which can be used as pointers towards whether gold may be present or not. Anomalies will be evaluated closely to help in determining their economic potential.

There is no power available on the property or within a reasonable distance from the property. All contract work will involve bringing to the site portable power generation units.

Competitive Factors

The gold exploration industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold exploration business which is the cornerstone of the founding and early stage development of the overall mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of gold from the property. Readily available gold markets exist around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Chinese Legal System

China’s legal system is a civil law system based on written statutes with the interpretation of these statutes ruled on by the People’s Supreme Court. Unlike common law systems (the system utilized in the U.S. and Great Britain), it is a system in which decisions in earlier legal cases do not necessarily have precedential value. The General Principles of the Civil Law of the PRC has only been in effect since January 1, 1987 and the overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly. The laws that do exist and their interpretation and enforcement involve uncertainties, which could limit foreign corporations available legal protections. Even where adequate Chinese law exists it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on a corporation’s operations.

Continuing efforts are being made to improve civil, administrative, criminal and commercial law especially since China’s accession into the WTO. This includes the development of laws governing foreign investment in China, including a regime for Sino-foreign cooperative joint ventures and increased foreign participation in mineral resource exploration and mining. The interpretation and enforcement of the laws involve uncertainties which could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, substantially all the assets of Sino corporations are located outside the U.S; as a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against any of these persons or corporations.

Ownership and Regulation of Mineral Resources

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of 1986, amended January 1, 1997, and the Implementation Rules for the Mineral Resources Law, effective March 26, 1994.

In order to further implement these laws, on February 12, 1998, the State Council issued three sets of regulations:

(i)	Regulation for Registering to Explore Mineral Resources Using the Block System;
(ii)	Regulation for Registering to Mine Mineral Resources; and
(iii)	Regulation for Transferring Exploration and Exploration rights

(which, together with mineral resources law and implementation rules, are referred to as “Mineral Resources Law”).

Under the Mineral Resources Law, the Ministry of Land and Resources (“MOLAR”) is charged with supervision nationwide of mineral resources prospecting and development.

The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are charged with the supervision of mineral resource prospecting and development in their respective administration areas. The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State; the State Council, the highest executive body of the State, regulates mineral resources on behalf of the State. The ownership of the State includes the rights to: occupy, use, earn, and dispose of mineral resources regardless of the rights of owners or users of the land under which the mineral resources are located.

Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn. In this way, the State can direct and regulate the development and use of the mineral resources of China.

The Chinese Joint Venture Law also provides that China generally will not nationalize and requisition enterprises with foreign investment. However, in special circumstances where demanded by social public interest, enterprises with foreign investment may be expropriated by legal procedures, but appropriate compensation will be paid. Thus, there is a risk of expropriation; however, there is no recent precedent for such occurrence and, therefore, no guarantee for the corporations involved or their shareholders.

Mineral Resource Permits

The Provisions in Guiding Foreign Investment and the Industrial Catalogue in Guiding Foreign Investment, which were updated on March 1, 2002 and January 1, 2005 (collectively the “Investment Guiding Regulations”) govern foreign investment in China and categorize industries into four types where foreign investment is encouraged, permitted, restricted, or prohibited. Subject to the Investment Guiding Regulations, foreign investment in the exploration and mining of minerals is generally encouraged, in particular in relation to minerals in the western region of China. China’s silver and gold markets are fully open and each is treated as a commodity not subject to any special control or restrictive regulation by the State. China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources. MOLAR and its authorized provincial or local departments are responsible for approving applications for exploration permits and mining permits. The approval of MOLAR is also required to transfer those rights.

Pursuant to the Mineral Resources Law, the applicant for a mining right must present documents as specified under the Law including a plan for development and use of the mineral resources and an evaluation report of the environmental impact thereof. Once granted, all exploration and exploration rights are protected by the State from encroachment or disruption under the Mineral Resources Law. It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working of exploration areas.

Exploration Rights

Exploration Permits are registered and issued to “licensees”. The period of validity of an Exploration Permit can be no more than three years. When a mineral that is capable of economic development is discovered, the licensee may apply for the right to develop such mineral. The period of validity of an Exploration Permit can be extended by application but each extension can be no more than two years in duration. During the term of the Exploration Permit, the licensee has priority to obtain the mining right to the mineral resources in the exploration area covered by the Exploration Permit, provided the licensee meets the conditions of qualification for exploration rights holders. Further, the licensee has the rights, among others, to:

(i)	explore without interference within the area under permit during the permit term;
(ii)	construct exploration facilities; and
(iii)	pass through other exploration areas and adjacent ground to access the permitted area.

After the licensee acquires the Exploration Permit, the licensee is obliged to, among other things:

(i)	start exploration within the prescribed term;
(ii)	explore according to a prescribed exploration work scheme;
(iii)	comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection;
(iv)	make detailed reports to local and other licensing authorities;
(v)	close and occlude the wells arising from prospect work;
(vi)	take other measures to protect against safety concerns after the prospect work is completed; and
(vii)	complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Under the Mineral Resources Law, all mineral resources of the PRC are owned by the State. Exploration rights are granted by the State permitting recipients to conduct mining activities in a specific area during the license period.

Exploration rights

Holders of exploration rights, or “concessionaires”, are able to apply to be granted licenses to mine for maximum terms of 10 to 30 years, based on magnitude of the mining project. The concessionaires may extend the term of a mining license with an application at least 30 days prior to expiration of the term. The user fee for the mining right is based on the area of the land involved, mining activities, if any, and other related factors. Where there is any prior

State investment in or State sponsored geological work conducted on a mineral property, the State must be compensated based on the assessed value of the State input before exploration rights can be granted. Concessionaires enjoy the rights, among others, to:

(i)	conduct mining activities during the term and within the mining area prescribed by the mining license;
(ii)	sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units);
(iii)	construct production and living facilities within the mine area; and
(iv)	use the land necessary for production and construction, in accordance with applicable law.

Concessionaires are obliged to, among other things:

(i)	conduct mine construction or mining activities within a defined time period;
(ii)	conduct efficiently production, rational mining and comprehensive use of the mineral resources;
(iii)	pay resource tax and mineral resource compensation (royalties) pursuant to law;
(iv)	comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection;
(v)	be subject to the supervision and management from both the departments in charge of geology and mineral resources; and
(vi)	complete and present mineral reserves and mineral resource development and use statistics reports, according to applicable law.

Transferring Exploration and Exploration rights

A mining enterprise may transfer its exploration or exploration rights to others subject to the approval of MOLAR or its authorized departments at provincial or local level as the case may be. An Exploration Permit may only be transferred if the transferor has:

(i)	held the Exploration Permit for two years as of the issue date, or discovered minerals in the exploration block, which are able to be explored or mined further;
(ii)	a valid and subsisting Exploration Permit;
(iii)	completed the stipulated minimum exploration expenditure;
(iv)	paid the user fees and the price for prospect rights pursuant to the relevant regulations; and
(v)	obtained the necessary approval from the authorized department in charge of the minerals.

Exploration rights may only be transferred if the transferor needs to change the ownership of such exploration rights because it is:

(i)	engaging in a merger or split;
(ii)	entering into equity or cooperative joint ventures with others;
(iii)	selling its enterprise assets; or
(iv)	engaging in a similar transaction that will lead to the alteration of the property ownership of the enterprise.

A Mining Permit may only be transferred if the transferor has:

(i)	commenced production for no less than one year;
(ii)	a valid and subsisting Mining Permit without title dispute; and
(iii)	paid the user fees, the price for the mining right, resource tax and mineral resource compensation pursuant to laws.

Our Specific Operation in China

In December, 2006, Jiujiang renewed its exploration rights to 9.065 square kilometers covering the Zhangjiafan property, which will expire in December 2008, subject to renewal upon expiry. Although Jiujiang believes that it will be able to renew licenses as it has done in the past, there can be no assurance that it will be able to exploit the entire mineral resources of its property during its license period. If Jiujiang fails to renew its exploration rights upon expiry or if it cannot effectively utilize the resources within a license period, the operation and performance of Jiujiang and the Zhangjiafan property may be adversely affected.

Jiujiang's exploration rights entitle it to undertake mining activities, infrastructure and ancillary work, in compliance with applicable laws and regulations, within the specific area covered by the license during the license period. Jiujiang is required to submit mining proposal and feasibility studies to the relevant authority. They are also obligated to pay a natural resources fee to the State in an amount equal to 2% of annual sales.

The Vendor of the option is responsible for all local contracts, work and permitting. Jiujiang has provided assurances that all permits, licenses and matters pertinent to the first phase of our exploration program are either currently in place or will be within the next few months. As of the date of this registration statement, we believe that Jiujiang is current with all requirements under local and State laws, rules and other measures.

Our partners in China maintain an extensive network of contacts with local government officials and mining industry senior officers. To further strengthen our local technical support, we are in the process of negotiating a cooperative agreement with a gold research institute in China. This institute is expected to assist us in carrying out research and provide any local technical support as required for joint ventures in China. We will make use of their contacts to seek other potential projects, for geological advisory aid, and assay laboratory selection.

Upon exercise of our option, the joint venture entity through which we may carry out business in China will be formed under the laws of China as a Sino-foreign co-operative joint venture enterprise and will be a legal person with limited liability.

Our option agreement contains an arbitration clause to settle disputes prior to the formation of a Sino-foreign joint venture whereby disputes would be resolved. The parties to the option agreement have consented to the arbitration being administered and conducted in accordance with the rules and regulations of the American Arbitration Association in Cheyenne, Wyoming.

Mr. Gao Fenglin, author of the Report on the Zhangjiafan property, is not aware of any legal surveys which have marked the permits in the field. The permits may be subject to additional fees and taxes imposed by the county, provincial or state governments. Each of the permits covers geochemical anomalies for gold or associated elements which were defined by the geological and geochemical surveys conducted by the Jiangxi Bureau. To his knowledge, the terms of any royalties, back-in rights, or payments are only those described in the legal agreement between Sierra and Jiujiang. He is not aware of any other agreements or encumbrances to which the property is subject.

Environmental Laws

In the past ten years, laws and policies for environmental protection in China have moved towards stricter compliance and stronger enforcement. The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law, the Environment Impact Assessment Law and the Mineral Resources Law. The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision implementation and enforcement of environment protection laws and regulations. Provincial governments also have the power to issue implementing rules and policies in relation to environmental protection in their respective jurisdictions. Applicants for exploration rights must submit environmental impact “assessments” and those projects that fail to meet environmental protection standards will not be granted licenses.

In addition, after exploration the licensee must perform water and soil maintenance and take steps towards environmental protection. After the exploration rights have expired or the concessionaire stops mining during the permit period and the mineral resources have not been fully developed, the concessionaire must perform water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing, the mining enterprises shall perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay the costs of land recovery and environmental protection.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity fails to adopt preventative measures or control facilities that meet the requirements of the enacted environmental protection standards, it is subject to suspension of production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may result in criminal liabilities.

(b)           Investment Policies

As of the date of this registration statement, Sierra does not have any policies regarding the types of investments described in SEC Regulation SK Item 102(b), investments or interests in real estate or real estate mortgages or securities of or interests in persons primarily engaged in real estate activities, because its business mainly concerns the exploration of properties with the objective to achieve commercial exploitation.

(c)           Description of Real Estate and Operating Data

Sierra does not have any property the book value of which amounts to ten percent or more of its total assets.

(d)           Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments and to the extent actual results differ from those estimates, our future results of operations may be affected.

(e)           Controls and Procedures

(i) Evaluation of Disclosure Controls and Procedures.

We have carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

(ii) Changes in Internal Controls.

During the quarter ended November 30, 2008, there were no changes in the Company's internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

DIRECTOR, EXECUTIVE OFFICER, PROMOTERS AND CONTROL PERSONS

(a)           Director and Executive Officer

Members of our Board of Directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the WBCA. Each officer is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees.

The name, address, age and position of our present officers and directors are as set forth below:

Name and Address	Age	Position(s)
Ian Jackson 1685 H Street, No. 155, Blaine, WA 98230	53	President, Secretary-Treasurer, Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors

Ian Jackson: Mr. Jackson is a director and serves as President, Secretary and Treasurer. Since April, 2007 he has served as the President and a director of Pentco Industries, Inc., a Washington State manufacturer of residential interior design products including windows, doors, counters, and other kitchen and living products. For the prior 18 months he was a director and Purchasing Manager of Pentco and was Plant Manager from 1999 to 2005 after originally being part of the group that founded the company in 1979. He has been a director of Pentco since its inception. During the early 1990’s he spent time in Hong Kong exhibiting to Chinese companies which were involved in residential project management and design. Mr. Jackson was seeking contracts for Pentco and other North American companies to manufacture to the specific requirements of the Chinese economy for their burgeoning residential home markets. The company developed new markets for its products and services for China and the Far East.

(b)           Conflicts of Interest

While we do not anticipate any conflicts of interest it is possible that in the future our director may become a consultant to, or a member of, another board of directors or may be asked to participate in the same properties or projects. Joint ventures in acquiring and exploring natural resources are frequent in the industry. He could be presented other exploration opportunities which would force him to determine which corporation to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Mr. Jackson will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern himself in respect thereof to the best of his abilities. In any event, it would be incumbent upon him to notify Sierra and the other boards of directors that may be involved of his conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Sierra, its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors, on April 22, 2007, adopted a Code of Business Conduct and Ethics. Sierra’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Sierra and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. The Code addresses principles of general business ethics, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues. A copy of the Code will be sent without charge to anyone requesting a copy by contacting us at our principal office.

This Code is in addition to other detailed policies relevant to business ethics that we may adopt from time to time.

(c)           Significant Employees

We have no employees other than Ian Jackson, our President and Chief Executive Officer, Secretary-Treasurer and Chief Financial Officer. He is also a member of our Board of Directors.

(d)           Committees of the Board Of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, Mr. Jackson acts in those capacities.

(e)           Audit Committee Financial Expert

Mr. Jackson, does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

(f)           Involvement in Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons have had any of the following events occur:

  a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;
  being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or being found by a court of competent jurisdiction, in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

(a)           General

Mr. Ian Jackson is deemed to have received $150 from Inception on October 19, 2006 to May 31, 2008 from Sierra for certain administrative services as contributed administrative services with a corresponding credit to additional paid-in capital. No payments were made. Otherwise, Mr. Jackson, our senior officer and director, has received no compensation for his time or services rendered to Sierra and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business. The fair market value of the 6,000,000 shares of Sierra issued to Mr. Jackson in October, 2006 for cash consideration of $6,000 did not exceed the $0.001 per share that he paid for the shares.

(b)           Summary Compensation Table

Name and Principal Position	Fiscal Year Ended May 31	Salary	Bonus	Stock Awards ($)	Securities Underlying Options	Options Awards (Value of Options) ($) (5)	Total Compensation
Ian Jackson – President & Director	2007	$0	$0	$0	Nil	$0	$0
Ian Jackson – President & Director	2008	$0	$0	$0	Nil	$0	$0

(c)           Options Grants During the Last Fiscal Year

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(d)           Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(e)           Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

(f)           Compensation of Directors

The members of the Board of Directors are not compensated by Sierra for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

(g)           Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with our officer or director other than those disclosed in this registration statement. There are no compensation plans or arrangements, including payments to be made by Sierra, with respect to the officers, directors, employees or consultants of Sierra that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in-control.

INDEMNIFICATION OF OFFICERS AND DIRECTORS FOR SECURITIES ACT LIABILITIES

(a)           General

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Sierra is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of our Articles of Incorporation, filed as Exhibit 3.1 to this registration statement;
  Bylaw IX of our Bylaws, filed as Exhibit 3.2 to this registration statement; and
  WBCA, Section 17-16-851.

The effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Sierra responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently our directors and officers are not covered by liability insurance. However, our Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Wyoming. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Sierra exists which would affect his liability in that capacity.

(b)           The SEC’S Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a)           Transactions with Officers and Directors

In October, 2006 we issued a total of 6,000,000 shares of restricted common stock to Ian Jackson, the senior officer and director of Sierra. The fair market value of the shares, $6,000, was paid in cash. Mr. Jackson is a sophisticated individual and, as a promoter of our corporation, was in a position to access relevant and material information regarding our operations.

(b)           Transactions with Promoters

Mr. Ian Jackson, our president, CEO, director and our secretary-treasurer can be considered as a promoter of Sierra in consideration of his formation, participation and managing of Sierra since its incorporation.

Ian Jackson subscribed for 6,000,000 restricted shares of common stock at a price of $0.001 for an aggregate consideration of $6,000 which was paid in cash in October, 2006. The sale of these shares will be governed by Rule 144 of the Securities Act. Mr. Jackson does not receive any salary for their services to Sierra. During the fiscal period October 19, 2006 (inception) to May 31, 2008, Ian Jackson was deemed to have been paid $150 for contributed administrative services with a corresponding credit to additional paid-in capital.

(c)           Other

Except as described above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  any of our directors or officers;
  any person proposed as a nominee for election as a director;
  any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  any of our promoters; and
  any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)           Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the date of this rescission offering, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner [1] [2] [4]	Amount & Nature of Beneficial Ownership [3]	Percentage of Class
common stock	Ian Jackson 1685 H Street, No. 155, Blaine, WA 98230	6,000,000 Beneficial Owner	86.9%

[1]

The person named above may be deemed to be a “parent” and “promoter” of Sierra, within the meaning of such terms under the Securities Act by virtue of his direct and indirect stock holdings. Mr. Jackson is the only “promoter” of Sierra Ventures, Inc.

[2]

The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

[3]	As of May 31, 2008 and February 27, 2009 .
[4]

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 27, 2009 . As of February 27, 2009 , there were 6,900,000 shares of our common stock issued and outstanding net of 2,000,000 shares subject to rescission .

(b)           Security Ownership of Management

The following table sets forth the names and addresses of each of our directors and officers, their principal occupations and their respective date of commencement of their term with Sierra. All directors and officers hold office until our next annual general meeting of shareholders or until a successor is appointed.

Title of Class	Name and Address of Beneficial Owner [1] [3]	Amount & Nature of Beneficial Ownership [2]	Percentage of Class
common stock	Ian Jackson 1685 H Street, No. 155, Blaine, WA 98230 Businessman, Director and officer since October 19, 2006	6,000,000	86.9%

[1]	As of May 31, 2008 and February 27, 2009 .
[2]

Common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof based upon information furnished to Sierra by individual directors and officers. All such shares are held directly.

[3]

The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

The directors, officers and other members of management of Sierra, as a group beneficially own, directly or indirectly, 6,000,000 of our common shares, representing 86.9% of the total issued and outstanding securities of Sierra as of May 31, 2008 and February 27, 2009 .

There are no outstanding stock options.

(c)           Changes in Control

We do not anticipate at this time any changes in control of Sierra. There are no arrangements either in place or contemplated which may result in a change of control of Sierra. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.

(d)           Future Sales by Existing Shareholders

As of the date of this rescission offering, there are a total of thirty-five (35) shareholders of record holding shares of Sierra’s common stock. A total of 8,900,000 shares of common stock were issued to the existing shareholders, all of which are “restricted securities”, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition. Because it has been less than one year since the shares restricted under Rule 144 were acquired, no shares can be sold at this time pursuant to the Rule.

Shares registered in this offering will be immediately resalable and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See “Dilution of the Price You Pay for Your Shares” on page 19.

Sierra does not have any securities that are convertible into common stock. We have not registered any shares for sale by Securityholders under the Securities Act other than as disclosed in this rescission offering.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights and restrictions associated with our capital stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and our Bylaws, which are included as exhibits to this Registration Statement.

(a)           Common Shares

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common shares. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 17-16-702 of the WBCA and Sierra’s Bylaw I.02, at lease twenty percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Corporation in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote. Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. All outstanding shares of our common stock are fully paid and non-assessable.

We refer you to our Articles of Incorporation and Bylaws which form a part of this registration statement and to the applicable Wyoming statutes for a more complete description of the rights and liabilities of holders of our securities.

As of November 30, 2008, Sierra had issued 6,900,000 common shares net of 2,000,000 shares which are subject to rescission for total consideration of $115,000. We issued 6,000,000 shares of common stock through a Section 4(2) exemption on Oct 31, 2006 to Ian Jackson for cash consideration of $6,000. We issued 900,000 shares of common stock through a Rule 504D offering in November, 2006 for cash consideration of $9,000 to a total of four (4) subscribers (the shares issued may have been resold in violation of federal or state securities laws, or both, and are subject to the rescission offer). On May 31, 2008 we issued 2,000,000 shares to 30 subscribers to our SB-2 registration statement dated October 11, 2007 at a price of $0.05 per share (the shares issued may have been issued in violation of federal or state securities laws, or both, and are subject to our rescission offer). All of the shares issued to date are restricted and can only be transferred, mortgaged, pledged or otherwise disposed of under Rule 144 of the Securities Act.

All registered shareholders are entitled to receive a notice of any Sierra general or annual meeting to be convened. At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of the management of Sierra, at the date hereof, Mr. Jackson is the only person to exercise control, directly or indirectly, over more than 10% of Sierra’s outstanding common shares (see “Security Ownership of Certain Beneficial Owners and Management” on page 41).

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

As of the date of this registration statement, we have not paid any dividends to shareholders. There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws The declaration of any future dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

Stock transfer agent

The stock transfer agent for our securities is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NY 07716; telephone: (732) 872-2727; facsimile: (732) 872-2728.

(b)           Debt Securities

As of the date of this registration statement, Sierra does not have any debt securities.

(c)           Stock Options

Sierra has no stock option plan for officers, directors, employees or consultants and no options have been issued.

(d)           Warrants

The are no outstanding warrants and no warrants have been issued.

(e)           Restricted Securities

Sierra issued 6,000,000 shares to Ian Jackson at a price of $0.001 per share for total consideration of $6,000 in Oct, 2006 which were paid for in cash. Under the Securities Act, these shares can only be re-sold under the provisions of Rule 144. Further, all other issued shares (900,000 issued under Regulation 504D and 2,000,000 sold under our uneffective registration statement in April and May, 2008) are also restricted and can only be resold under the provisions of Rule 144.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D or Regulation S offerings or through employee stock benefit plans, as compensation for professional services, or in exchange for providing “seed money” or start-up capital to a corporation.

Under Rule 144 a shareholder, including an affiliate of Sierra, may sell shares of common stock after at least one year has elapsed since such shares were acquired from Sierra or an affiliate of Sierra. The number of shares of common stock which may be sold within any three-month period is restricted to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Sierra, and who has not been an affiliate of Sierra for 90 days prior to the sale, and who has beneficially owned shares acquired from Sierra or an affiliate of Sierra for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

LEGAL PROCEEDINGS

Sierra is not a party to any pending litigation and none is contemplated or threatened. Our resident agent in the State of Wyoming is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001. Under the Wyoming Business Corporations Act, (the “WBCA”) all legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in Wyoming.

INTEREST OF NAMED EXPERTS AND COUNSEL

An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the registration statement as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities. No named expert or counsel referred to in the registration statement has any interest in Sierra. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Sierra or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Sierra.

Experts

Our financial statements for the period from inception on October 19, 2006 to May 31, 2008, included in this registration statement have been audited by Gruber & Co, LLP. 99 Saybridge Manor Parkway, Lake St. Louis, Missouri, 63367 as set forth in their report included in this registration statement. The report of Gruber & Co. is included in reliance upon their authority as experts in accounting and auditing.

The Report of Ores Exploration at Zhangjiafan Gold Property, Jiujiang City, Jiangxi, China dated January 27, 2007 was authored by Gao Fenglin, Senior Engineer and Head of Mining Prospecting of Jiangxi Geological Engineering Group Company, Jiujiang City, Jiangxi, China.

Counsel

The legal opinion rendered by Jeffrey Nichols, Attorneys and Counselors At Law, of 811 - 6th Avenue, Lewiston, Idaho 83501 regarding the Common Stock of Sierra Ventures, Inc. registered on Form S-1 is as set forth in their opinion letter dated February 12, 2009 included in this registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock outstanding we are offering to repurchase hereby. This offering circular, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contractor any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contractor other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street NE , Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov.

Additionally, on June 18, 2008 we filed with the Securities and Exchange Commission a registration statement on Form 8-A pursuant to Section 12(g) of the Exchange Act. On June 20, 2008, this registration statement became effective and consequently we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the Securities and Exchange Commission referred to above.

PART II. INFORMATION NOT REQUIRED IN RESCISSION OFFERING

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, whether or not all shares are sold, all of which are to be paid by the registrant, are as follows:

Transfer Agent Fee	$ 500
EDGAR Filing Fee	200
Printing Expenses	200
Legal Fees and Expenses	4,000
Accounting Fees and Expenses	1,000
Contingency & Miscellaneous Expenses	1,100
TOTAL	$7,000

RECENT SALES OF UNREGISTERED SECURITIES

(a)           Prior sales of common shares

Sierra is authorized to issue up to 200,000,000 shares of common stock with a par value of $0.001. As of November 30, 2008, we had issued 6,900,000 common shares net of 2,000,000 shares subject to rescission for total consideration of $115,000 to a total of 35 registered shareholders.

Sierra is not listed for trading on any securities exchange in the United States, and there has been no active market in the United States or elsewhere for the common shares.

During the past three years, Sierra has sold the following securities which were not registered under the Securities Act:

October 31, 2006

We issued 6,000,000 shares of restricted common stock at a price of $0.001 per share through a Section 4(2) exemption to Ian Jackson our founder, officer and director on October 31, 2006 for cash consideration of $6,000.

Mr. Jackson is a sophisticated investor and was in possession of all material information relating to Sierra. Further, no commissions were paid in connection with the sale of the shares and no general solicitation was made.

November 30, 2006

We issued 900,000 shares of restricted common stock at a price of $0.01 per share through a Rule 504D offering in November, 2006 for cash consideration of $9,000 to four (4) individuals.

Name and Address	Date	Shares	Consideration

Ray Urquhart 155 Tyee Drive, No. 428 Point Roberts, WA 98281	November 14, 2006	250,000	$2,500

Elizabeth O’Connor 174 Gulf Road, No. 34, Point Roberts, WA 98281	November 16, 2006	150,000	$1,500

John McNulty P.O. Box 4370 Seattle, WA 98194	November 14, 2006	200,000	$2,000

Troy Jackson, 1685 H Street, No. 155, Blaine, WA 98230	November 14, 2006	300,000	$3,000

None of the above are deemed to be accredited investors and each was in possession of all material information relating to Sierra. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone. All of the purchasers are known to our directors

We completed the offering pursuant to Regulation D of the Securities Act. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation D. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 504D of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

May 31, 2008

We issued 2,000,000 shares of unrestricted common stock at a price of $0.05 per share between March 01 and May 31, 2008 for cash consideration of $100,000 to thirty (30) individuals. In addition, four selling shareholders resold 900,000 shares, acquired as outlined above, to four arms length individuals. We sold the shares or acknowledged the resale of the selling shareholder’s shares prior to the declaration of an effective date for our SB-2 registration statement filed on October 11, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. All of the subscribers have been informed of this situation.

The stock issuances described in the preceeding paragraph include the issuance of 2,000,000 shares of our common stock and the resale of 900,000 shares of our common stock prior to an effective date for our registration statement that may not have been exempt from registration or qualification requirements under federal or state securities laws as a result of our not having declared an effective date for the October, 11, 2007 SB-2 registration statement. Consequently, the shares issued or resold may have been issued or resold in violation of federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we are making the rescission offer to all holders of any outstanding shares subject to rescission, pursuant to which we will offer to repurchase these shares then outstanding from the holder. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $105,000, which includes interest. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe our anticipated rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares.

CHANGES IN & DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING & FINANCIAL DISCLOSURE

Gruber & Company, L.L.P., Certified Public Accountants, of Lake St. Louis, Missouri are our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our shareholders on an annual basis, which statements will be prepared by an independent Certified Public Accountant.

Our audited financial statements to the year end at May 31, 2008 and our unaudited financial statements from inception to November 30, 2008 immediately follow.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Sierra Ventures, Inc.

We have audited the balance sheet of Sierra Ventures, Inc. (an exploration stage company) as of May 31, 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2008 and for the period October 19, 2006 (date of inception) through May 31, 2007 and for the period October 19, 2006 (date of inception) through May 31, 2008. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company's internal control over its financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Company as of May 31, 2008 and the results of its operations, cash flows and changes in stockholders’ equity for the year ended May 31, 2008 and for the period October 19, 2006 (date of inception) through May 31, 2007 and for the period October 19, 2006 (date of inception) through May 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 9, “Restated Financial Statements,” the Company has restated previously issued financial statements as of May 31, 2008 and for the period October 19, 2006 (date of inception) through May 31, 2008

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management’s plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC
/s/            “Gruber & Company. LLC”

Lake Saint Louis, Missouri

August 27, 2008 (except for Notes 5 and 9 for which the date is November 26, 2008)

Sierra Ventures, Inc.
(an Exploration Stage Company)
Balance Sheets May 31, 2008

Assets	Restated

Current assets
Cash and cash equivalents	$67,116

Liabilities and Stockholders' Deficit

Current liabilities
Accrued expenses	4,034
Due to a related party	10,000
Contingent Liability	0
Total current liabilities	14,034

Common Stock Subject to Rescission (Note 5)	100,000
Total liabilities	114,034

Stockholders' equity
Common stock, 500,000,000 shares authorized,
par value $.001, 8,900,000 total shares issued and
outstanding, net of rescissionable shares 6,900,000	6,900
Additional paid-in capital	8,250
Other comprehensive loss	59
Deficit accumulated during the exploration stage	-62,127
Total stockholders' equity	-46,918

Total liabilities and stockholders' equity	$67,116

See accompanying notes to financial statements

Sierra Ventures, Inc.
(an Exploration Stage Company)
Statements of Operations

						For the period
						October 19, 2006
						(date of inception)
		For the Years Ended May 31				through
		2008		2007		May 31, 2008

Revenues	$		$		$	---

Expenses
Professional fees		5,000		3,300		8,300
Communications expense		8,154		593		8,747
Office expenses		9,695		666		10,361
Travel and entertainment		3,412		1,157		4,569
Exploration of resource properties		30,000		0		30,000
Other services		50		100		150

Total expenses		56,311		5,816		62,127

Net loss		$(56,311)		$(5,816)		$(62,127)

Basic and diluted loss per common share		0.008		0.001

Weighted average number of common shares used in per
share calculations		7,066,667		6,900,000

See accompanying notes to financial statements

Sierra Ventures,  Inc.
(an Exploration  Stage Company)
Statement  of Changes  in Stockholders'  Equity

								accumulated
	Common				Additional		Other	during the	Total
	shares		Common		paid-in		Comprehensive	exploration	stockholders'
	outstanding		stock		capital		Loss	stage	equity

Common shares issued for cash	6,900,000		6,900		8,100		---	---	15,000

Contributed services	---		---		100		---	---	100

Currency exchange loss	---		---		---		-2	---	-2

Net loss for the year	---		---		---		---	-5,816	-5,816

Balance, May 31, 2007	6,900,000		$6,900		$8,200		$-2	$-5,816	$9,282

Contributed services					50				50

Currency exchange loss							61		61

Net loss for the year		$		$		$		$-56,311	$(56311)

Balance May 31, 2008	6,900,000		$6,900		$8,250		$59	$-62,127	$-46,918

See accompanying  notes to financial  statements

Sierra Ventures, Inc.
(an Exploration Stage Company)
Statements of Cash Flows

						For the period
						October 19, 2006
						(date of inception)
		For the years ended May 31				through
		2008		2007		May 31, 2008
		Restated
Cash flows used for operating activities
Net loss		$-56,311		$-5,816		$-62,127
Adjustments to reconcile net loss to net cash provided
by operating activities:
Contribued services		50		100		150
Other comprehensive loss		61		-2		59
Changes in operating assets and liabilities
Increase in accrued expenses		11,034		3,000		14,034

Cash flows used for operating activities		-45,166		-2,718		-47,884

Cash flows from financing activities
Proceeds from issuance of common stock		--		15,000		15,000
Proceeds from issuance of common stock, subject to rescission		100,000		--		100,000

Cash flows from financing activities		100,000		15,000		115,000

Increase in cash and cash equivalents		54,834		12,282		67,116

Cash and cash equivalents - Beginning of period		12,282		---		---

Cash and cash equivalents - End of period		$67,116		$12,282		$67,116

Supplemental Disclosures regarding cash flows
Interest paid	$	---	$	---	$	---
Income taxes paid		---		---		---

Non-cash financing activities
Paid in capital from contributed services		50		100		150

See accompanying notes to financial statements

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Note 1 – Nature of Operations

Sierra Ventures, Inc. (“the Company”) was incorporated under the laws of the State of Wyoming on October 19, 2006. The Company is a start-up, exploration stage corporation which has an option agreement (“Option to Purchase and Royalty Agreement) with Jiujiang Gao Feng Mining Industry Limited Company granting the Company the exclusive right and option to acquire 25% of the right, title and interest in the Zhangjiafan Gold Mining property situated in Dexing City, Jiangxi Province, China .

The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7), Accounting and Reporting by Development Stage Companies. The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from October 19, 2006 (date of inception) to May 31, 2008.

Note 2 – Basis of Presentation and Going Concern

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

The Company’s financial statements at May 31, 2008 and for the year then ended have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $62,127 for the period from October 19, 2006 (date of inception) through May 31, 2008. In addition, the Company has not generated any revenues and no revenues are anticipated until we begin removing and selling gold, and there is no assurance that a commercially viable deposit exists on the mineral claims that we may have under option. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Management’s plans to support the Company in operation and to maintain its business strategy is to raise funds through public offerings and to rely on officers and directors to perform essential functions with minimal compensation. If the Company does not raise all of the money it needs from its public offerings, it will have to find alternative sources, such as a secondary public offering, a private placement of securities, or loans from its officers, directors or others. If the Company requires additional cash and can’t raise it, it will either have to suspend operations until the cash is raised, or cease business entirely.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Note 3 – Summary of Significant Accounting Policies

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mining exploration costs

In accordance with Securities and Exchange Commission Industry Guide 7, the Company charges mineral property acquisition costs and exploration costs to operations as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. The capitalized costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The beneficial owner holds the right to the claims which give him or his designated agent the right to mine and recover all of the metals contained within the surface boundaries of the lease vertically downward. In the event he were to grant another deed which is subsequently registered prior to the Company’s deed, the third party would obtain good title and the Company would have nothing.

Reclamation costs

Exploration of mineral resources in China is governed by the Mineral Resources Law of 1986, as amended on January 1, 1997, and the Implementation Rules for the Mineral Resources Law, effective March 26, 1994. On February 12, 1998, the State Council issued three sets of regulations, which, together with the mineral resources law and implementation rules are referred to as the “Mineral Resources Law”. The regulations are (i) Regulation for Registering to Explore Mineral Resources Using the Block System; (ii) Regulation for Registering to Mine Mineral Resources; and (iii) Regulation for Transferring Exploration and Exploration Rights.

The basis laws and policies for environmental protection in China are the Environmental Protection Law, the Environmental Impact Assessment Law and the Mineral Resources Law. The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision, implementation and enforcement of environmental protection laws and regulations. Provincial governments also have the power to issue implementing rules and policies in relation to environmental protection in their respective jurisdictions. Applicants for exploration rights must submit environmental impact assessments and those projects that fail to meet environmental protection standards will not be granted licenses.

After exploration, the licensee must perform water and soil maintenance and take steps towards environmental protection. After the exploration rights have expired or the concessionaire stops mining during the permit period and the mineral resources have not been fully developed, the concessionaire must perform water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing, the mining enterprises shall perform water and soil maintenance, land recovery and

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

environmental protection in compliance with mine closure approval reports, or must pay the costs of land recovery and environmental protection.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity fails to adopt preventative measures or control facilities that meet the requirements of the enacted environmental protection standards, it is subject to suspension of production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may result in criminal liabilities.

It is difficult to estimate the full costs of the compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until the Company starts operations. The Company will record a liability for the estimated costs to reclaim the mined land by recording charges to production costs for each unit of gold mined over the life of the mine. The amount to be charged will be based on management’s estimate of reclamation costs to be incurred. The accrued liability will be reduced as reclamation expenditures are made. Certain reclamation work will be performed concurrently with mining and these expenditures are charged to operations as incurred.

Use of estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Fair value of financial instruments and derivative financial instruments

The carrying amounts of cash and current liabilities approximate fair value due to the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of foreign exchange, commodity price, or interest rate market risks.

Income taxes

The Company has adopted SFAS no 109, “Accounting for Income Taxes” as of inception. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with SFAS No. 128 “Earnings per Share”. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis. For the year ended May 31, 2008, and for the period April 11, 2006 (date of inception) through May 31, 2008 there were no potential dilutive securities.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit

Special purpose entities

The Company does not have any off-balance sheet financing activities.

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any new employee options and no options were cancelled or exercised during the year ended May 31, 2008. As of May 31, 2008, there were no options outstanding.

Business segments

SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information” establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. The Company has evaluated the requirements of SFAS No. 131, and has determined that it is not applicable.

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Start-up expenses

The Company has adopted Statement of Position No. 98-5, “Reporting the Costs of Start-up Activities”, which requires that costs associated with start-up activities be expensed as incurred. Accordingly, startup costs associated with the Company’s formation have been included in the Company’s general and administrative expenses for the period from April 11, 2006 (date of inception) through May 31, 2008.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No., 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements .” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans–An amendment of FASB Statements No. 87, 88, 106, and 132(R)." One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single–employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year–end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Management believes that this statement will not have a significant impact on the Company’s financial statements.

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is analyzing the potential accounting treatment.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 .” Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. The adoption of this standard had no material impact on the Company’s financial statements.

Note 4 – Common stock transactions

Activity for the period October 19, 2006 (date of inception) to May 31, 2008

On April 19, 2007 the Company received $6,000 from it’s founder for 6,000,000 shares of the Company’s common stock subscribed for at $.001 on October 31, 2006.

On April 19, 2007 the Company received $9,000 for 900,000 shares of the Company’s common stock subscribed for at $.01 on November 14, 2006.

During April and May, 2008, the Company received $100,000 for 2,000,000 shares of the Company’s common stock subscribed for at a price of $0.05 per share through its SB-2 registration statement dated October 11, 2007.

Note 5 – Common Stock Subject to Rescission

During April and May, 2008, the Company received $100,000 in share subscriptions for 2,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and May, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 shares to a total of five new shareholders. All of the 2,900,000 shares issued or resold were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

October 11, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation.

As a result, the Company has made a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested under its S-1 Rescission Offering registration statement. These shares of common stock may be subject to rescission by the shareholder because of the Company's failure to comply with securities laws. Rescission rights for individual stockholders vary, based upon the laws of the states in which the stockholders reside. Common stock that is subject to rescission is recorded separately from stockholders' deficiency in the Company's balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to stockholders' deficiency.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity.

In September, 2008, under an S-1 rescission offering registration statement the Company offered to rescind a total of 2,900,000 shares of common stock issued or sold by the selling shareholders under its October, 2007 SB-2 registration statement. These shares represented all of the SB-2 shares the Company issued (2,000,000) and the shares (900,000) sold by the selling shareholders for which a purchaser could claim a rescission right. The rescission offer was intended to address the Company’s rescission liability relating to its federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to the Company or recover damages, as the case may be.

Note 6 – Commitments

Under the terms of the Option to Purchase and Royalty Agreement, discussed in Note 1, the Company must incur exploration expenditures on the property in the minimum amount of $20,000 on or before May 31, 2009, an additional $40,000 for aggregate minimum exploration expenses of $60,000 on or before May 31, 2010. The Company will issue 1,000,000 shares of common stock to Jiujiang Gao Feng Mining Industry Limited Company (“Jiujiang) upon completion of a phase I exploration program as authored by a competent geologist. The Company will pay to Jiujiang an annual royalty equal to three percent (3%) of net smelter returns. If the results of Phase 1 are unfavorable, the Company will terminate the option agreement and will not be obligated to make any subsequent payments,

Sierra has the right to acquire an additional 26% of the right, title and interest in the property by the payment of $25,000 and by incurring an additional $100,000 in exploration expenditures on the property on or before May 31, 2011.

Note 7 – Income taxes

The Company has losses carried forward for income tax purposes. There are no current or deferred income tax expenses for the year ended May 31, 2008, or for the period October 19, 2006 (date of inception) to May 31, 2008 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. Realization of the future tax benefits related to the deferred tax assets is

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

dependent on the Company’s ability to generate taxable income within the net operating loss carryforward period.

Note 8 – Certain significant risks and uncertainties

The Company is subject to the consideration and risks of operating in the PRC. The economy of PRC differs significantly from the economies of the "western" industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the PRC government encouraged substantial private economic activities. The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC government to control inflation have significantly restrained economic expansion in the recent past. Similar actions by the PRC government in the future could have a significant adverse effect on economic conditions in PRC.

Many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in the PRC. However, the PRC still does not have a comprehensive system of laws, and enforcement of existing laws may be uncertain and sporadic.

The Company's primary sources of revenues and cash flows will be derived from its business operations in the PRC. The PRC economy has, for many years, been a centrally-planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central PRC governmental authorities, which set out national production and development targets. The PRC government has been pursuing economic reforms since it first adopted its "open-door" policy in 1978. There is no assurance that the PRC government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in, the PRC. There is also no assurance that the Company will not be adversely affected by any such change in governmental policies or any unfavorable change in the political, economic or social conditions, the laws or regulations, or the rate or method of taxation in the PRC.

As many of the economic reforms which have been or are being implemented by the PRC government are unprecedented or experimental, they may be subject to adjustment or refinement, which may have adverse effects on the Company. Further, through state plans and other economic and fiscal measures such as the leverage of exchange rate, it remains possible for the PRC government to exert significant influence on the PRC economy.

9. Restated Financial Statements

On November 5, 2008, the Company received a comment letter from the United States Security and Exchange Commission requesting the Company to revise the balance sheet as of May 31, 2008 to reflect the stock subject to recission (Note 5) as a separate item between liabilities and stockholders’ equity instead of a part of stockholders’ equity. The balance sheet has been restated in accordance with the request. Note 10 has been prepared to reflect the restated balance sheet.

SIERRA VENTURES, INC.
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

	As Original	Adjustment		As Amended
Consolidated balance sheet
as of March 31, 2007
Assets
Current assets
Cash and equivalents	$67,116	--		$67,116

Total assets	$67,116	--		$67,116

Liabilities and Stockholders’
Equity
Current Liabilities
Accrued expenses	$4,034	--		$4,034
Due to a related party	10,000	--		10,000
Contingent liability	100,000	(100,000)	(A)	--
Total current liabilities	114,034	(100,000)		14,034

Common stock subject to rescission	--	100,000	(A)	100,000

Stockholders’ equity	(46,918)	--		(46,918)

Total liabilities and stockholders’
Equity	$67,116	--		$67,116

(A)

To reclassify the common stock subject to recission from a contingent liability to a separate line item on the balance sheet between liabilities and stockholders’ equity in accordance with Accounting Series Release (ASR) No. 268 and Emerging Issues Task Force (EITF) Topic D-98.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

SIERRA VENTURES, INC.
(An Exploration Stage Company)

BALANCE SHEETS
NOVEMBER 30, 2008
(With comparative figures at November 30, 2007)

	Unaudited	Unaudited		Restated
	November 30,	November 30,		Audited
	2008	2007		May 31, 2008

ASSETS

CURRENT ASSETS
Cash	$35,524	$1,654	$	$ 67,116
Prepaid expenses	57
TOTAL ASSETS	35,581	1,654		67,116

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	2,300	2,000		4,034
Shareholder advances	0	0		10,000

Total Liabilities	2,300	2,000		14,034

Common Stock subject to rescission (Note 5)	100,000	-		100,000

STOCKHOLDER’S EQUITY (DEFICIT )
Common stock - 500,000,000 shares authorized, par value
$0.001, 6,900,000 shares issued and outstanding net of
2,000,000 shares subject to rescission	6,900	6,900		6,900
Additional paid-in capital	8,250	8,250		8 250
Other Comprehensive Loss	59	66		59

Deficit accumulated during the exploration stage	(81,928)	(15,562)		(62,127)

Total stockholder’s equity (deficit)	(66,719)	(346)		(46,918)

Total Liabilities and Stockholder’s Equity	$35,581	$$1,654		$67,116

The accompanying notes are an integral part of these financial statements

SIERRA VENTURES, INC.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS
FOR THE QUARTER and SIX MONTH PERIOD ENDED NOVEMBER 30, 2008
(With comparative figures for the period ended November 30, 2007) (Unaudited)

					Cumulative
					results of
					operations
					October 19,
	Three	Three			2006
	Months	Months	Six Months	Six Months	(inception)
	Ended	Ended	Ended	Ended	to
	November	November	November	November	November
	30, 2008	30, 2007	30, 2008	30, 2007	30, 2008

EXPENSES

Professional fees	$1,337	$1,000	$3,637	$3,000	$11,936
Communications	2,513	2,573	4,593	2,573	13,340
Office	1,873	2,815	4,580	2,928	14,941
Travel, entertainment & public relations	150	-	2,992	1,195	7,561
Exploration of resource property	-	-	-	-	30,000
Transfer agent	-	-	4,000	-	4,000
Contributed administrative support (note 2)	-	-	-	50	150

Total expenses	5,873	6,388	19,802	9,746	81,928

NET LOSS FOR THE PERIOD	(5,873)	(6,388)	(19,802)	(9,746)	(81,928)

BASIC AND DILUTED LOSS PER
COMMON SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON
SHARES OUTSTANDING	6,900,000	6,900,000	6,900,000	6,900,000

The accompanying notes are an integral part of these financial statements

SIERRA VENTURES, INC.
(An Exploration Stage Company)

INTERIM STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
Cumulative from inception October 19, 2006 to November 30, 2008
(Unaudited)

					Deficit
					Accumulated
			Additional	Other	During the
	(Note 4)		Paid-in	Comprehensive	Exploration
	Common Stock		Capital	Loss	Stage	Total
	Number of
	shares o/s	Amount

Common Shares issued for cash	6,900,000	$6,900	$8,100	$-	$-	15,000

Currency Exchange Loss	-	-	-	(2)	-	(2)

Contributed Administrative Support &	-	-	100	-	-	100
other services rendered by officers

Net loss for the year ended
May 31, 2007	-	-		-	(5,816)	(5,816)
Balance, Year End, May 31, 2007	6,900,000	6,900	8,200	(2)	(5,816)	9,282

Common shares issued for cash	-	-	-	-	-	-

Contributed Administrative Support &
other services rendered by officers	-	-	50	-	-	50

Currency exchange gain	-	-	-	61	-	61

Net loss for the year ended
May 31, 2008	-	-	-	-	(56,311)	(56,311)
Balance, May 31, 2008	6,900,000	6,900	8,250	59	(62,127)	(46,918)

Net loss for the six month period
ended November 30, 2008	-	-	-	-	(19,802)	(19,802)

Balance, November 30, 2008	6,900,000	$6,900	$8,250	$59	$(81,928)	$(66,719)

The accompanying notes are an integral part of these financial statements

SIERRA VENTURES, INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
FOR THE QUARTER ENDED NOVEMBER 30, 2008
(With comparative figures for the period ended November 30, 2007)
Unaudited

					Cumulative
					results of
					operations
					from October
	Three Months	Three Months	Six Months	Six Months	19, 2006
	Ended	Ended	Ended	Ended	(inception) to
	November	November	November	November	November
	30, 2008	30, 2007	30, 2008	30, 2007	30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(5,873)	$(300)	(19,802)	(9,746)	$(81,928)
Adjustments to reconcile net loss to net cash
provided by operating activities
- contributed services by an officer (note 2)	-	-	-	50	150
- other comprehensive loss	-	-	-	68	59
Changes in operating assets and liabilities
Increase (decrease) in accounts payable and accrued
liabilities	(4,135)	-	(11,734)	(1,000)	2,300

NET CASH PROVIDED IN OPERATING
ACTIVITIES	(10,008)	(300)	(31,535)	(10,628)	(79,419)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	15,000	-	-	15,000
Proceeds from issuance of common stock subject to
rescission	-	-	-	-	100,000

NET CASH PROVIDED BY FINANCING
ACTIVITIES	(10,008)	-	(31,535)	-	115,000

NET INCREASE (DECREASE) IN CASH	(10,008)	-	(31,535)	(10,628)	35,581

CASH, BEGINNING OF PERIOD	45,588	-	67,116	12,282	-

CASH, END OF PERIOD	$35,580	$-	35,581	$1,654	$35,581

Non-cash financing activities
Paid in capital from contributed services	-	50	-	50	150

The accompanying notes are an integral part of these financial statements

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Note 1 – Nature of Operations

Sierra Ventures, Inc. (“the Company”) was incorporated under the laws of the State of Wyoming on October 19, 2006. The Company is a start-up, exploration stage corporation which has an option agreement (“Option to Purchase and Royalty Agreement) with Jiujiang Gao Feng Mining Industry Limited Company granting the Company the exclusive right and option to acquire 25% of the right, title and interest in the Zhangjiafan Gold Mining property situated in Dexing City, Jiangxi Province, China .

The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7), Accounting and Reporting by Development Stage Companies. The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from October 19, 2006 (date of inception) to November 30, 2008.

Note 2 – Basis of Presentation and Going Concern

The condensed financial statements presented herein have been prepared by the Company in accordance with the accounting policies in its audited financial statements for the period October 19, 2006 (inception) through May 31, 2008 as filed in its Form S-1 and should be read in conjunction with the notes thereto.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

Interim financial data presented herein are unaudited.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

The Company’s financial statements at November 30, 2008 and for the period October 19, 2006 (inception) through November 30, 2008 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $81,928 for the period from October 19, 2006 (inception) through November 30, 2008. In addition, the Company has not generated any revenues and no revenues are anticipated until we begin removing and selling gold, and there is no assurance that a commercially viable deposit exists on the mineral claims that we may have under option. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Management’s plans to support the Company in its operations and to maintain its business strategy is to raise funds through public offerings and to rely on officers and directors to perform essential functions with minimal compensation. If the Company does not raise all of the money it needs from public offerings, it will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from its officers, directors or others. If the Company requires additional cash and can’t raise it, it will either have to suspend operations until the cash is raised, or cease business entirely.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mining exploration costs

In accordance with Securities and Exchange Commission Industry Guide 7, the Company charges mineral property acquisition costs and exploration costs to operations as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. The capitalized costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The beneficial owner holds the right to the claims which give him or his designated agent the right to mine and recover all of the metals contained within the surface boundaries of the lease vertically downward. In the event he were to grant another deed which is subsequently registered prior to the Company’s deed, the third party would obtain good title and the Company would have nothing.

Reclamation costs

Exploration of mineral resources in China is governed by the Mineral Resources Law of 1986, as amended on January 1, 1997, and the Implementation Rules for the Mineral Resources Law, effective March 26, 1994. On February 12, 1998, the State Council issued three sets of regulations, which, together with the mineral resources law and implementation rules are referred to as the “Mineral Resources Law”. The regulations are (i) Regulation for Registering to Explore Mineral Resources Using the Block System; (ii) Regulation for Registering to Mine Mineral Resources; and (iii) Regulation for Transferring Exploration and Exploration Rights.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

The basis laws and policies for environmental protection in China are the Environmental Protection Law, the Environmental Impact Assessment Law and the Mineral Resources Law. The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision, implementation and enforcement of environmental protection laws and regulations. Provincial governments also have the power to issue implementing rules and policies in relation to environmental protection in their respective jurisdictions. Applicants for exploration rights must submit environmental impact assessments and those projects that fail to meet environmental protection standards will not be granted licenses.

After exploration, the licensee must perform water and soil maintenance and take steps towards environmental protection. After the exploration rights have expired or the concessionaire stops mining during the permit period and the mineral resources have not been fully developed, the concessionaire must perform water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing, the mining enterprises shall perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay the costs of land recovery and environmental protection.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity fails to adopt preventative measures or control facilities that meet the requirements of the enacted environmental protection standards, it is subject to suspension of production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may result in criminal liabilities.

It is difficult to estimate the full costs of the compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until the Company starts operations. The Company will record a liability for the estimated costs to reclaim the mined land by recording charges to production costs for each unit of gold mined over the life of the mine. The amount to be charged will be based on management’s estimate of reclamation costs to be incurred. The accrued liability will be reduced as reclamation expenditures are made. Certain reclamation work will be performed concurrently with mining and these expenditures are charged to operations as incurred.

Use of estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Fair value of financial instruments and derivative financial instruments

The carrying amounts of cash and current liabilities approximate fair value due to the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of foreign exchange, commodity price, or interest rate market risks.

Income taxes

The Company has adopted SFAS no 109, “Accounting for Income Taxes” as of inception. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with SFAS No. 128 “Earnings per Share”. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis. For the period October 19, 2006 (inception) through November 30, 2008, there were no potential dilutive securities.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit

Special purpose entities

The Company does not have any off-balance sheet financing activities.

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any new employee options and no options were cancelled or exercised during the period October 19, 2006 through November 30, 2008. As of November 30, 2008, there were no options outstanding.

Business segments

SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information” establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. The Company has evaluated the requirements of SFAS No. 131, and has determined that it is not applicable.

Start-up expenses

The Company has adopted Statement of Position No. 98-5, “Reporting the Costs of Start-up Activities”, which requires that costs associated with start-up activities be expensed as incurred. Accordingly, startup costs associated with the Company’s formation have been included in the Company’s general and administrative expenses for the period from October 19, 2006 (date of inception) through November 30, 2008.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No., 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations”. The objective of this statement will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. Statement 141 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 141R to have a material impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51". The objective of this statement is to establish new accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on the consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. The Company does not expect the adoption of SFAS No. 161 to have a material impact on the consolidated financial statements.

In May 2008, FASB issued SFASB No.162, “The Hierarchy of Generally Accepted Accounting Principles”. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The Company does not believe this pronouncement will impact its financial statements.

In May 2008, FASB issued SFASB No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60”. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The Company does not believe this pronouncement will impact its financial statements.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Note 4 – Common stock transactions

Activity for the period October 19, 2006 (date of inception) to May 31, 2007

On October 31, 2006 the Company received $6,000 from it’s founder for 6,000,000 shares of the Company’s common stock subscribed for at $.001 on October 31, 2006.

On November 30, 2006 the Company received $9,000 for 900,000 shares of the Company’s common stock subscribed for at $.01 in a private placement on November 30, 2006.

Activity for the period June 01, 2007 to May 31, 2008

During April and May, 2008, the Company received $100,000 for 2,000,000 shares of the Company’s common stock subscribed for at a price of $0.05 per share through its SB-2 registration statement dated October 11, 2007.

Note 5 – Common Stock Subject to Rescission

During April and May, 2008, the Company received $100,000 in share subscriptions for 2,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and May, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 shares to a total of five new shareholders. All of the 2,900,000 shares issued or resold were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 11, 2007 under the mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

As a result, the Company has made a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested under its S-1 Rescission Offering registration statement. These shares of common stock may be subject to rescission by the shareholder because of the Company's failure to comply with securities laws. Rescission rights for individual stockholders vary, based upon the laws of the states in which the stockholders reside. Common stock that is subject to rescission is recorded separately from stockholders' deficiency in the Company's balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to stockholders' deficiency.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity.

In November, 2008, under an S-1 rescission offering registration statement the Company offered to rescind a total of 2,900,000 shares of common stock issued or sold by the selling shareholders under its October, 2007 SB-2 registration statement. These shares represented all of the SB-2 shares the Company issued (2,000,000) and the shares (900,000) sold by the selling shareholders for which a purchaser could claim a rescission right. The rescission offer was intended to address the Company’s rescission liability relating to its federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to the Company or recover damages, as the case may be.

Note 6 – Commitments

Under the terms of the Option to Purchase and Royalty Agreement,  discussed in Note 1, the Company must incur exploration expenditures on the property in the minimum amount of $20,000 on or before May 31, 2008, an additional $40,000 for aggregate minimum exploration expenses of $60,000 on or before May 31, 2009.  The Company is in compliance with the term of the Agreement as of November 30, 2008.  The Company will issue 1,000,000 shares of common stock to Jiujiang Gao Feng Mining Industry Limited Company (“Jiujiang) upon completion of a phase I exploration program as recommended by a competent geologist.  The Company will pay to Jiujiang an annual royalty equal to three percent (3%) of net smelter returns.  If the results of Phase 1 are unfavorable, the Company will terminate the option agreement and will not be obligated to make any subsequent payments,

Sierra has the right to acquire an additional 26% of the right, title and interest in the property by the payment of $25,000 and by incurring an additional $100,000 in exploration expenditures on the property on or before May 31, 2010.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Note 7 – Income taxes

The Company has losses carried forward for income tax purposes. There are no current or deferred income tax expenses for the period October 19, 2006 through November 30, 2008 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. Realization of the future tax benefits related to the deferred tax assets is dependent on the Company’s ability to generate taxable income within the net operating loss carry-forward period.

Note 8 – Certain significant risks and uncertainties

The Company is subject to the consideration and risks of operating in the PRC. The economy of PRC differs significantly from the economies of the "western" industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the PRC government encouraged substantial private economic activities. The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC government to control inflation have significantly restrained economic expansion in the recent past. Similar actions by the PRC government in the future could have a significant adverse effect on economic conditions in PRC. Many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in the PRC. However, the PRC still does not have a comprehensive system of laws, and enforcement of existing laws may be uncertain and sporadic.

The Company's primary sources of revenues and cash flows will be derived from its business operations in the PRC. The PRC economy has, for many years, been a centrally-planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central PRC governmental authorities, which set out national production and development targets. The PRC government has been pursuing economic reforms since it first adopted its "open-door" policy in 1978. There is no assurance that the PRC government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in, the PRC. There is also no assurance that the Company will not be adversely affected by any such change in governmental policies or any unfavorable change in the political, economic or social conditions, the laws or regulations, or the rate or method of taxation in the PRC.

As many of the economic reforms which have been or are being implemented by the PRC government are unprecedented or experimental, they may be subject to adjustment or refinement, which may have adverse effects on the Company. Further, through state plans and other economic and fiscal measures such as the leverage of exchange rate, it remains possible for the PRC government to exert significant influence on the PRC economy.

SIERRA VENTURES, INC.
(An Exploration Stage Company)

Notes to Financial Statements
November 30, 2008 – Unaudited

Note 8 – Related party transactions

Officers contributed administrative services to the Company for most periods to November 30, 2008. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such efforts, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative support with a corresponding entry to additional paid-in capital.

The Company issued a total of 6,000,000 shares of its restricted common stock to its director for $6,000 ($.001 per share) as founder shares. (Note 4).

An officer of the Company advanced $10,000 to the Company to cover expenses. The advance does not have a due date is not interest bearing and was repaid in the preceding quarter.